Exhibit 2.1

PURCHASE AND SALE AGREEMENT

AMONG

SM ENERGY COMPANY,

STATOIL TEXAS ONSHORE PROPERTIES LLC,

and

TALISMAN ENERGY USA INC.

DATED JUNE 9, 2011

i

4.6	Litigation	13
4.7	Financing	13
4.8	Independent Evaluation	13
4.9	Brokers’ Fees	14
4.10	Accredited Investor	14

ARTICLE V ACCESS / DISCLAIMERS		14
5.1	Access	14
5.2	Buyer Confidentiality	16
5.3	Disclaimers	16

ARTICLE VI TITLE MATTERS; CASUALTIES		18
6.1	SM’s Title	18
6.2	Notice of Title Defects; Defect Adjustments	18
6.3	Casualty or Condemnation Loss	23
6.4	Preferential Rights and Consents to Assign	24

ARTICLE VII ENVIRONMENTAL MATTERS		25
7.1	Environmental Defects	25
7.2	NORM, Wastes and Other Substances	28

ARTICLE VIII CERTAIN AGREEMENTS		28
8.1	Conduct of Business	28
8.2	Governmental Bonds	30
8.3	Data Agreement	30
8.4	Obligation to Close Pit	31
8.5	Covenant Regarding Midstream Agreements	31

ARTICLE IX CONDITIONS TO CLOSING		31
9.1	Buyers’ Conditions to Closing	31
9.2	SM’s Conditions to Closing	32

ARTICLE X TAX MATTERS		33
10.1	Asset Tax Liability	33
10.2	Transfer Taxes	34
10.3	Asset Tax Reports and Returns	34
10.4	Tax Cooperation	34

ARTICLE XI CLOSING		34
11.1	Date of Closing	34
11.2	Place of Closing	35
11.3	Closing Obligations	35
11.4	Records	36

ARTICLE XII ACQUISITION TERMINATION AND REMEDIES		36
12.1	Right of Termination	36
12.2	Effect of Termination	37
12.3	Return of Documentation and Confidentiality	38

ARTICLE XIII ASSUMPTION; SURVIVAL; INDEMNIFICATION		38
13.1	Assumption by Buyers	38
13.2	Indemnities of SM	39
13.3	Indemnities of Buyers	39
13.4	Limitation on Liability	40
13.5	Express Negligence	41
13.6	Exclusive Remedy for Agreement	41
13.7	Indemnification Procedures	41
13.8	Survival	43
13.9	Non-Compensatory Damages	43
13.10	Cooperation by Buyers Concerning Retained Litigation	44

ARTICLE XIV MISCELLANEOUS		44
14.1	Counterparts	44
14.2	Notices	44
14.3	Expenses	46
14.4	Waivers; Rights Cumulative	46
14.5	Relationship of the Parties	46
14.6	Entire Agreement; Conflicts	46
14.7	Governing Law	47
14.8	Dispute Resolution	47
14.9	Filings, Notices and Certain Governmental Approvals; Use of Name	48
14.10	Amendment	48
14.11	Parties in Interest	48
14.12	Successors and Permitted Assigns	49
14.13	Publicity	49
14.14	SM Confidentiality	49
14.15	Post-Closing Limitations	49
14.16	Preparation of Agreement	49
14.17	Conduct of the Parties	49
14.18	Severability	50

Schedules

Schedule 3.4	Certain Consents
Schedule 3.7	Litigation
Schedule 3.8(a)	Material Contracts
Schedule 3.8(b)	Breaches of Material Contracts
Schedule 3.9	Violation of Laws
Schedule 3.12	AFEs
Schedule 3.13	Environmental Matters
Schedule 3.14	Asset Taxes
Schedule 3.17	Partnerships
Schedule 3.18	Payout Status
Schedule 3.19	Bonds and Credit Support
Schedule 3.20	Wells
Schedule 8.1	Permitted Operations
Schedule 13.1	Retained Litigation

Exhibits

Exhibit A	Leases
Exhibit A-1	Lease Area
Exhibit B	Wells
Exhibit C	Form of Assignment
Exhibit D	Transition Services Agreement
Exhibit E	Excluded Assets

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of June 9, 2011 (the “Execution Date”) among SM ENERGY COMPANY, a Delaware corporation (“SM”), STATOIL TEXAS ONSHORE PROPERTIES LLC, a Delaware limited liability company (“Statoil”) and TALISMAN ENERGY USA INC., a Delaware corporation (“Talisman”, together with Statoil collectively, the “Buyers”, and each individually, a “Buyer”).  SM and Buyers shall sometimes be referred to herein together as the “Parties”, and each individually as a “Party”.

RECITALS

WHEREAS, SM owns certain oil and gas leases located in La Salle County and Dimmit County, Texas and associated assets as more fully described below; and

WHEREAS, SM desires to sell and Buyers desire to purchase the Assets (as defined below) upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

1.1          Definitions.  Capitalized terms used in this Agreement shall have the meanings given such terms in Appendix I.

1.2          Interpretation.  All references in this Agreement to Exhibits, Appendices, Annexes, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Annexes, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited.  The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur.  The word “including” (in its various forms) means “including without limitation.”  All references to “$” or “dollars” shall be deemed references to United States Dollars.  Each accounting term not defined herein will have the meaning given to it under GAAP, as in effect on the Execution Date.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Appendices, Annexes and Exhibits referred to herein are attached to and made a part of this Agreement.  Unless expressly stated otherwise, references to any Law or contract shall mean such Law or contract as it may be amended from time to time.

ARTICLE II
PURCHASE AND SALE

2.1          Purchase and Sale.

(a)           Subject to the terms and conditions of this Agreement, Buyers agree to purchase from SM, and SM agrees to sell, assign and deliver to the Buyers, the Assets for the consideration specified in this Article II.

(b)           SM shall reserve and retain all of the Excluded Assets.

2.2          Purchase Price.  Subject to the other terms and conditions of this Agreement, the purchase price for the Assets shall be two hundred and twenty-five million dollars ($225,000,000) (the “Purchase Price”).  Subject to the terms hereof, the Buyers shall be jointly and severally responsible for the Purchase Price. The Purchase Price shall be payable as follows:

(a)           On or before June 10, 2011, Buyers shall deposit with the Escrow Agent by wire transfer in immediately available funds, to be held in escrow by the Escrow Agent pending Closing pursuant to the terms of the Escrow Agreement, the sum of $22,500,000 (such amount, together with any interest earned thereon the “Deposit”).

(b)           At Closing, (i) the Parties shall jointly issue a written instruction to the Escrow Agent to transfer the Deposit to SM, and (ii) Buyers shall pay the Closing Amount to SM by wire transfer in immediately available funds.

(c)           In the event of any termination of this Agreement, the Parties shall, in each case, thereupon have the rights and obligations set forth in Section 12.2 and Section 12.3.

2.3          Adjustments to Purchase Price.

(a)           For purposes of determining the amounts of the adjustments to the Purchase Price provided for in this Section 2.3, the principles set forth in this Section 2.3(a) shall apply.  Except as otherwise adjusted for in Sections 2.3(b) and 2.3(c), each Buyer shall be entitled to its Proportionate Share of all production of Hydrocarbons from or attributable to the Units, Leases and Wells at and after the Effective Time (and all products and proceeds attributable thereto), and to its Proportionate Share of all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and Buyers shall be responsible for (and entitled to any refunds with respect to) all Operating Expenses incurred at and after the Effective Time.  Except as otherwise adjusted for in Sections 2.3(b) and 2.3(c), SM shall be entitled to all Hydrocarbon production from or attributable to Units, Leases and Wells prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Operating Expenses incurred prior to the Effective Time.  “Earned” and “incurred”, as used in the Agreement shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society standards, except as otherwise specified herein.  For purposes of allocating production (and proceeds and accounts receivable with respect thereto), under this Section 2.3, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Units, Leases and Wells when they pass through the pipeline connecting into the storage facilities into which they are run and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Units, Leases and Wells when they pass through the royalty measurement meters, delivery point sales meters or custody transfer meters on the gathering lines or pipelines through which they are transported (whichever meter is closest to the well).  SM shall utilize reasonable interpolative procedures, consistent with industry practice, to arrive at an allocation of production when exact meter readings or gauging and strapping data are not available.

(b)           The Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i)            an amount equal to the value of all Hydrocarbons produced from or attributable to the Assets in storage or existing in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or if there is no contract price, then the market price in effect as of the Effective Time in the field in which such Hydrocarbons were produced or if actually sold prior to the date of determination, the proceeds actually recovered by SM attributable to such sale), net of amounts payable as royalties, overriding royalties and other burdens upon, measured by or payable out of such production and Asset Taxes;

(ii)           an amount equal to all Operating Expenses and other costs and expenses paid by SM that are attributable to the Assets during the Interim Period, whether paid before or after the Effective Time;

(iii)          [RESERVED];

(iv)          to the extent that SM is under-produced or has over-delivered into pipelines (in each case) as of the Effective Time, as complete and final settlement of all such Imbalances, to the extent attributable to the Assets, the sum of $0.00;

(v)           to the extent that Global Geophysical Services, Inc. has consented in writing to the transfer of SM’s rights with respect to the Data Agreement to Buyers, an amount equal to $550,000; and

(vi)          any other amount provided for elsewhere in this Agreement or otherwise agreed upon by the Parties.

(c)           The Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i)            an amount equal to all proceeds actually received by SM attributable to the sale of Hydrocarbons (A) produced from or attributable to the Assets during the Interim Period or (B) contained in storage or existing in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time for which an upward Purchase Price adjustment was made pursuant to Section 2.3(b);

(ii)           the aggregate Title Defect Amounts for all Title Defects for which the Purchase Price is to be reduced pursuant to Section 6.2;

(iii)          the aggregate Remediation Amounts for all Environmental Defects for which the Purchase Price is to be reduced pursuant to Section 7.1;

(iv)          an amount determined pursuant to Section 6.4(a), Section 6.4(b) or Section 7.1(b)(iii), as applicable, for any Asset excluded from the transaction contemplated hereby pursuant to such Sections;

(v)           the value of any Casualty Loss pursuant to Section 6.3(b);

(vi)          to the extent that SM is over-produced or has under-delivered into pipelines (in each case) as of the Effective Time, as complete and final settlement of all such Imbalances, to the extent attributable to the Assets, the sum of $0.00;

(vii)         all funds for Burdens or other associated payments with respect to the Assets that are being held in suspense by SM as of the Closing Date, if any; and

(viii)        any other amount provided for elsewhere in this Agreement or otherwise agreed upon by the Parties.

2.4          Allocated Value.  SM and Buyers have agreed upon an allocation of the unadjusted Purchase Price as set forth on Exhibit A and Exhibit B (the “Allocated Value”).  SM and Buyers agree that the Allocated Values shall be used in calculating adjustments to the Purchase Price as provided herein.  Any adjustments to the Purchase Price, other than the adjustments provided for in Section 2.3, shall be applied on a pro rata basis to the amounts set forth in Exhibit A or Exhibit B, as applicable, for all Assets.  After all such adjustments are made, any adjustments to the Purchase Price made pursuant to Section 2.3 shall be applied to the amounts set forth on Exhibit A or Exhibit B, as applicable, for the particular affected Assets.  For tax purposes, except as otherwise required by applicable Law, the Parties agree to report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, including the allocations set forth above as of the Closing Date, and that neither Party will take any position inconsistent therewith, including in any tax return, refund claim, litigation, arbitration, or otherwise.

2.5          Settlement; Disputes.

(a)           Not less than five (5) Business Days prior to the Closing, SM shall prepare and submit to Buyers for review a draft settlement statement using the best information available to SM (the “Preliminary Settlement Statement”) that shall set forth the adjusted Purchase Price reflecting each adjustment made in good faith in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement.  Within three (3) Business Days of receipt of the Preliminary Settlement Statement, Buyers have the right but not the obligation to deliver to SM a written report containing all changes with the explanation therefor that Buyers propose to be made to the Preliminary Settlement Statement.  The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing (such adjusted price, the “Preliminary Purchase Price”).  If the Parties cannot agree on the

Preliminary Settlement Statement prior to the Closing, the Preliminary Settlement Statement as presented by SM will be used to adjust the Purchase Price at Closing.

(b)           On or before one hundred and twenty (120) days after the Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by SM, based on actual income and expenses during the Interim Period and which takes into account all final adjustments made to the Purchase Price and shows the resulting final adjusted Purchase Price (the “Final Purchase Price”).  SM shall, at Buyers’ request, supply reasonable documentation in its or its Affiliates possession available to support the actual revenue, expenses and other items for which adjustments are made.  The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement.  As soon as practicable, and in any event within forty-five (45) days after receipt of the Final Settlement Statement, Buyers have the right but not the obligation to return a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”).  Buyers shall be deemed to have agreed to the Final Settlement Statement delivered by SM if no Dispute Notice is delivered to SM within such forty-five (45) day period.  If the Final Purchase Price set forth in the Final Settlement Statement is mutually agreed upon by SM and Buyers, the Final Settlement Statement and the Final Purchase Price shall be final and binding on the Parties.  Once the Final Purchase Price has been agreed (or deemed agreed) upon by the Parties pursuant to this Section 2.5(b) or determined by the Accounting Arbitrator pursuant to Section 2.5(c), as applicable, the Parties shall execute a certificate setting forth such agreed or determined, as applicable, Final Purchase Price, which shall be binding on the Parties for all purposes of this Agreement.

(c)           If the Parties are unable to resolve the matters addressed in the Dispute Notice, each of Buyers and SM shall, within fourteen (14) Business Days following the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document and submit such summaries to the Houston, Texas office of KPMG LLP or such other Person as the Parties may mutually select or, absent such agreement, by the Houston office of the American Arbitration Association (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit.  Within twenty (20) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either SM’s position or Buyers’ position with respect to each matter addressed in any Dispute Notice, based on the materials described above.  Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on the Parties and will be enforceable against any of the Parties in any court of competent jurisdiction.  The costs of such Accounting Arbitrator shall be borne one-half by Buyers and one-half by SM.

2.6          Section 1031 Like-Kind Exchange.  SM and Buyers hereby agree that SM shall have the right at any time prior to completion of all the transactions that are to occur at Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) or an Exchange Accommodation Titleholder (as that term is defined in Rev. Proc. 2000-37, 2000 C.B. 308) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code.  Likewise, Buyers shall have the right at any time prior to completion of all the transactions that are to occur at Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary or Exchange Accommodation Titleholder for the same purpose.  If SM assigns all or any of its rights under this Agreement for this purpose, Buyers agree to (a) consent to SM’s assignment of its rights in this Agreement, which assignment shall be in a form reasonably acceptable to Buyers, and (b) pay the Purchase Price (or a designated portion thereof as specified by SM) into a qualified escrow or qualified trust account(s) at Closing as directed in writing.  If Buyers assign all or any of its rights under this Agreement for this purpose, SM agrees to (i) consent to Buyers’ assignment of its rights in this Agreement, which assignment shall be in a form reasonably acceptable to SM, (ii) accept the Purchase Price from the qualified escrow or qualified trust account at Closing, and (iii) at Closing, convey and assign directly to Buyers the Assets (or any portion thereof) as directed in writing.  SM and Buyers acknowledge and agree that any assignment of this Agreement (or any rights hereunder) to a Qualified Intermediary or Exchange Accommodation Titleholder shall not release any Party from any of its respective liabilities and obligations hereunder, and that neither Party represents to the other Party that any particular tax treatment will be given to any Party as a result thereof.  The Party electing to assign all or any of its rights under this Agreement pursuant to this Section 2.6 shall defend, indemnify, and hold harmless each other Party and its Affiliates from all claims relating to such election.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SM

SM represents and warrants to Buyers as follows:

3.1          Organization, Existence.  SM is a corporation duly formed and validly existing under the Laws of the State of Delaware.  SM has all requisite power and authority to own and operate its property (including, without limitation, the Assets) and to carry on its business as now conducted.  SM is duly licensed or qualified to do business as a foreign corporation and is in good standing in the state of Texas and in any other jurisdiction in which such qualification is required by Law, except where the failure to qualify or be in good standing would not have a Material Adverse Effect.

3.2          Authorization.  SM has full power and authority to enter into and perform this Agreement and the transactions contemplated herein.  The execution, delivery and performance by SM of this Agreement has been, and the execution, delivery and performance by SM of all other documents delivered pursuant to this Agreement will be when delivered, duly and validly authorized and approved by all necessary corporate action on the part of SM.  Assuming the execution and delivery by the other parties to such documents, this Agreement constitutes, and the other documents delivered pursuant to this Agreement to which SM is a party will constitute when delivered, SM’s legal, valid and binding obligations, enforceable against SM in accordance with their respective terms, subject however to the effects of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar Laws relating to or affecting creditors’ rights, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

3.3          No Conflicts.  The execution, delivery and performance by SM of this Agreement and the consummation of the transactions contemplated hereby does not and will not (a) conflict with or result in a breach of any provisions of the organizational documents or other governing documents of SM, (b) assuming the receipt of all Consents applicable to the transaction contemplated by this Agreement, result in a default or the creation of any Encumbrance (other than Permitted Encumbrances) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other material agreement (other than the Leases or Applicable Contracts) to which SM is a party or by which SM or the Assets may be bound or (c) assuming the receipt of all Consents applicable to the transaction contemplated by this Agreement, violate any Law applicable to SM or any of the Assets, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not materially affect the ability of SM to consummate the transactions contemplated by this Agreement or materially affect the Assets.

3.4          Consents; Preferential Purchase Rights.  Except (a) for the Consents and Preferential Rights set forth in Schedule 3.4, (b) for any Customary Post-Closing Consents, (c) under Applicable Contracts that are terminable by SM or its assignee upon not greater than 60 days notice without payment of any fee, and (d) for any waiver required from the Federal Energy Regulatory Commission (“FERC”) for the transfer of FERC-regulated transportation capacity, there are no Consents or Preferential Rights, including requirements for consents from Third Parties to any assignment, in each case, that would be applicable in connection with the transfer of the Assets to Buyers or the consummation by SM of the transactions contemplated by this Agreement.

3.5          Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to SM’s Knowledge, threatened against SM.

3.6          Foreign Person.  SM is not a “disregarded entity” or a “foreign person” within the meaning of Section 1445 of the Code and its implementing Treasury Regulations.

3.7          Claims and Litigation.  Except as set forth in Schedule 3.7, SM has received no unresolved written claims asserting a material breach of any Applicable Contract or Lease, a material tort or a material violation of Law with respect to its ownership or operation of the Assets.  Except as set forth in Schedule 3.7, there are no investigations, suits, actions or litigation by any Person by or before any Governmental Authority, and no legal, administrative or arbitration proceedings, pending or, to SM’s Knowledge, threatened in writing against SM, in each case with respect to the ownership or operation of the Assets.

3.8          Material Contracts.

(a)           Schedule 3.8(a) sets forth each Applicable Contract of the type described below (collectively, the “Material Contracts”):

(i)            any Applicable Contract that can reasonably be expected to result in aggregate payments by SM of more than $100,000 during the current or any subsequent fiscal year or $100,000 in the aggregate over the term of such Applicable Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(ii)           any Applicable Contract that can reasonably be expected to result in aggregate revenues to SM of more than $100,000 during the current or any subsequent fiscal year or $100,000 in the aggregate over the term of such Applicable Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(iii)          any Applicable Contract that (A) is a Hydrocarbon purchase and sale, gathering, transportation, processing, compression or similar Applicable Contract (including any Applicable Contract that includes a dedication of Leases, Lands or production from or attributable to the Leases or Lands) and (B) is not terminable by SM or its assignee without penalty on 60 days or less notice;

(iv)          any Applicable Contract that is an indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bonds, letters of credit or similar financial contract;

(v)           any Applicable Contract that constitutes a lease under which SM is the lessor or the lessee of real, immovable, personal or movable property and that cannot be terminated by SM or its assignee without penalty upon 60 days or less notice;

(vi)          any Applicable Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, SM conducts business, including area of mutual interest contracts;

(vii)         Applicable Contracts with any Affiliate of SM which will be binding on Buyers after the Closing Date and will not be terminable by Buyers without penalty within 30 days or less notice other than joint operating agreements;

(viii)        Applicable Contracts that subject any Asset to a production payment or contain calls on production;

(ix)           any Applicable Contract which provides for an interest rate, credit or commodity swap, cap, floor, collar, or any combination of, or option with respect to, these or similar transactions or otherwise constitutes a futures or derivative transaction;

(x)            any Applicable Contract where, as of the date of such Applicable Contract, the primary and principal purpose thereof was to provide guarantee or indemnity for the benefit of another Person;

(xi)           any Applicable Contract that constitutes a partnership agreement, joint venture agreement or similar contract (in each case, other than a tax partnership);

(xii)          any executory Applicable Contract that constitutes a pending purchase and sale agreement for property other than Hydrocarbons production, acquisition agreement for property other than Hydrocarbons production, farmout agreement, exploration agreement, participation agreement or other Applicable Contract providing for the purchase, sale or earning of any material asset (other than Hydrocarbons production);

(xiii)         any Applicable Contract that constitutes a joint operating agreement; and

(xiv)        any Applicable Contract that is a seismic or other geophysical acquisition agreement or license.

(b)           Except as set forth on Schedule 3.8(b), there exist no material defaults under the Material Contracts by SM or, to SM’s Knowledge, by any other Person that is a party to such Material Contracts.  SM has made available to Buyers true and complete copies of each Material Contract and all amendments thereto in existence on the Execution Date on the Execution Date CD.  To SM’s Knowledge, as of the Execution Date, SM has not received or given any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Material Contract.

3.9          No Violation of Laws.  Except as set forth on Schedule 3.9, to SM’s Knowledge, as of the Execution Date, SM and its Affiliates are not in violation of any applicable Laws or any governmental permit, in any material respect, with respect to the ownership and operation by SM of the Assets.  As of the Execution Date, SM has not received any unresolved written notices of violations of any governmental permit or violations of Law from any Governmental Authority relating to SM’s ownership or operation of the Assets.  This Section 3.9 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 3.13.

3.10        Royalties, Etc.  Except as would not have a Material Adverse Effect and except for such items that are being held in suspense as permitted pursuant to applicable Law, SM has paid all Burdens, shut-in royalties, minimum royalties, delay rentals and all other payments required under the Leases that are not related to production due by SM with respect to the Assets or, if SM has not paid any such Burden, shut-in royalty, minimum royalty, delay rental or other payment requirement, is contesting such unpaid Burden, shut-royalty, minimum royalty, delay rental or other payment requirement in good faith.  As of the date hereof, no Burdens, shut-in royalties, minimum royalties or any other payments required under the Leases that are not related to production are being held in suspense by SM.

3.11        Imbalances.  There are no material pipeline Imbalances and no other Imbalances as of the Effective Time.

3.12        Current Commitments.  Schedule 3.12 sets forth, as of the Execution Date, all authorities for expenditures or other capital commitments (“AFEs”) relating to the Assets to drill or rework Wells or for other capital expenditures that will be binding on Buyers or any of the

Assets after Closing for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.

3.13        Environmental.

(a)           With respect to the Assets, SM has not entered into, and is not subject to, any agreement, consent, order, decree, judgment, license or permit condition or other directive of any Governmental Authority that (i) are in existence as of the Execution Date, (ii) are based on any Environmental Laws that relate to the future use of any of the Assets and (iii) require any remediation or change in the present conditions of any of the Assets.

(b)           Except as set forth in Schedule 3.13, as of the Execution Date, SM has not received written notice from any Person of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Assets that:  (i) interferes with or prevents compliance by SM with any Environmental Law or the terms of any license or permit issued pursuant thereto or (ii) gives rise to or results in any common Law or other liability of SM to any Person.

(c)           As of the Execution Date, there are no material reports or studies that have been prepared by Third Parties for or on behalf of SM or any of its Affiliates or unresolved written notices from environmental Governmental Authorities alleging material violations of any Environmental Laws, in each case, that are in SM’s or any of its Affiliate’s possession that specifically address environmental matters related to SM’s or any of its Affiliate’s ownership or operation of the Assets.

3.14        Asset Taxes.  Except as disclosed in Schedule 3.14:

(a)           all Taxes that could result in an Encumbrance upon any of the Assets if not timely paid and that have become due and payable by SM have been properly paid other than any Taxes that are being contested in good faith as described on Schedule 3.14;

(b)           all Tax Returns with respect to Taxes that could result in an Encumbrance upon any of the Assets if not timely paid have been timely filed;

(c)           no written notice of any pending Tax claim that could result in an Encumbrance upon any of the Assets if successful has been received nor, to SM’s Knowledge, has such a claim been threatened;

3.15        Brokers’ Fees.  SM has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which either Buyer or any Affiliate of either Buyer shall have any responsibility.

3.16        Advance Payments.  SM is not obligated by virtue of any take-or-pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected with respect to the Net Revenue Interests for the Wells set forth in Exhibit B and gas balancing arrangements), to deliver Hydrocarbons attributable to the Assets, or proceeds from the sale thereof, at some future time without receiving full payment therefore at or after the time of delivery.

3.17        Partnerships.  Schedule 3.17 sets forth all of the Assets that are deemed by agreement or applicable Law to be held by a partnership for federal Tax purposes and, to the extent any of the Assets are deemed by agreement or applicable Law to be held by a partnership for federal Tax purposes.

3.18        Payout Status.  To SM’s Knowledge, Schedule 3.18 lists the payout status as of the date set forth in such schedule of each Well subject to a reversion or other adjustment at some level of cost recovery or payout.

3.19        Bonds and Credit Support.  Schedule 3.19 lists all bonds, letters of credit and other similar credit support instruments maintained by SM and its Affiliates with any Governmental Authority or other Third Party with respect to the Assets other than bonds required by the Texas Railroad Commission for the ownership or operation of similar properties.

3.20        Wells.

(a)           Except as set forth on Schedule 3.20, there are no Wells that constitute a part of the Assets:  (i) in respect of which SM has received an order from any Governmental Authority requiring that such Wells be plugged and abandoned; (ii) drilled by or on behalf of SM or any of its Affiliates that are neither in use for purposes of production, injection or water sourcing, nor shut-in, suspended or temporarily abandoned, that have not been plugged and abandoned in accordance with applicable Law.

(b)           To SM’s Knowledge, all Wells (other than the Light Well) have been drilled and completed within the limits permitted by all applicable Leases and pooling or unit agreements or orders.

(c)           No Well is subject to penalties on allowables after the Effective Time because of overproduction.

3.21        Disposition of Certain Assets.  Since March 31, 2011 through the Execution Date, neither SM nor any Affiliate of SM has transferred any interests in the Leases, Units or Wells or facilities or equipment used in the operation of the Assets, except for (a) the transfer of the Assets as contemplated by this Agreement, (b) the transfer of assets that relate to the Assets as contemplated by that certain Purchase and Sale Agreement, dated May 31, 2011, between SM and Regency Field Services LLC, (c) the sale of Hydrocarbons produced from the Assets in the ordinary course of business, and (d) sales or other transfers of obsolete, worn out or unnecessary equipment in the ordinary course of SM’s business.

3.22        Leases.

(a)           SM is in compliance in all material respects with any most favored nations provisions contained in any of the Leases.

(b)           SM has made available to Buyers true and complete copies of each Lease and all amendments thereto in existence on the Execution Date in the Execution Date CD.

3.23        No Other Representations or Warranties; Disclosed Materials.  Except for the representations and warranties contained in this Agreement and the certificate to be delivered by SM at Closing pursuant to Section 11.3(h) (in each case, as qualified by the Schedules) and the special warranty of title contained in the Assignment, neither SM nor any other Person makes (and Buyers are not relying upon) any other express or implied representation or warranty with respect to SM (including the value, condition or use of any of the Assets) or the transactions contemplated by this Agreement, and SM disclaims any other representations or warranties, whether made by SM, any Affiliate of SM, or any of their respective officers, directors, managers, employees or agents.  Except for the representations and warranties contained in this Agreement and the certificate to be delivered by SM at Closing pursuant to Section 11.3(h) (in each case, as qualified by the Schedules) and the special warranty of title contained in the Assignment, SM disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Buyers or any of their Affiliates or any of their officers, directors, managers, employees or agents (including any opinion, information, projection or advice that may have been or may be provided to Buyers by any director, officer, employee, agent, consultant or representative of SM, or any of its Affiliates).  The disclosure of any matter or item in the Schedules shall not be deemed to constitute an acknowledgement that any such matter is required to be disclosed or is material or that such matter would or would reasonably be expected to result in a Material Adverse Effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYERS

Each Buyer, solely and severally as to itself and not jointly with the other Buyer, represents and warrants to SM the following:

4.1          Organization; Existence.  Such Buyer is in the case of Statoil, a limited liability company duly formed and validly existing under the Laws of Delaware, and in the case of Talisman, a corporation duly formed and validly existing under the Laws of Delaware.  Such Buyer has all requisite power and authority to own and operate its property (including, at Closing, the Assets) and to carry on its business as now conducted.  Such Buyer is duly licensed or qualified to do business as, in the case of Statoil, a foreign limited liability company, and in the case of Talisman, a foreign corporation, and is in good standing in all jurisdictions in which such qualification is required by Law, except where the failure to qualify or be in good standing would not have a material adverse affect upon the ability of such Buyer to consummate the transactions contemplated by this Agreement.

4.2          Authorization.  Such Buyer has full power and authority to enter into and perform this Agreement and the transactions contemplated herein.  The execution, delivery and performance by such Buyer of this Agreement has been, and the execution, delivery and performance by such Buyer of all other documents delivered pursuant to this Agreement will be when delivered, duly and validly authorized and approved by all necessary, in the case of Statoil, limited liability company action, and in the case of Talisman, corporate action, on the part of such Buyer.  Assuming the execution and delivery by the other parties to such documents, this Agreement constitutes, and the other documents delivered pursuant to this Agreement to which such Buyer is a party will constitute when delivered, such Buyer’s legal, valid and binding obligations, enforceable against such Buyer in accordance with their respective terms, subject however to the effects of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar Laws relating to or affecting creditors’ rights, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

4.3          No Conflicts.  The execution, delivery and performance by such Buyer of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of such Buyer, (b) result in a default or the creation of any Encumbrance (other than Permitted Encumbrances) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which such Buyer is a party or by which such Buyer or any of its property may be bound or (c) violate any Law applicable to such Buyer, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would materially affect the ability of such Buyer to consummate the transactions contemplated by this Agreement.

4.4          Consents.  There are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment, in each case, that would be applicable in connection with the consummation by such Buyer of the transactions contemplated by this Agreement.

4.5          Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to such Buyer’s knowledge, threatened in writing against such Buyer.

4.6          Litigation.  Such Buyer has received no unresolved written claims asserting a material breach of contract, a material tort or a material violation of Law and there is no investigation, suit, action or litigation by any Person by or before any Governmental Authority, and no legal, administrative or arbitration proceedings pending, or to such Buyer’s knowledge, threatened against such Buyer, or to which such Buyer is a party, in each case that would affect the ability of such Buyer to consummate the transactions contemplated by this Agreement.

4.7          Financing.  Buyers shall have as of the Closing Date sufficient funds with which to pay the Closing Amount and consummate the transactions contemplated by this Agreement and, following Closing, Buyers will have sufficient funds to pay any adjustments to the Purchase Price and such Buyer will be able to meet its Proportionate Share of other payment obligations under this Agreement.

4.8          Independent Evaluation.  Such Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities.  In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, such Buyer, except to the extent of SM’s express representations in Article III hereof or in the certificate delivered by SM at Closing pursuant to Section 11.3(h) or the special warranty of title contained in the Assignment (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by SM, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Assets.

4.9          Brokers’ Fees.  Such Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which SM or any Affiliate of SM shall have any responsibility.

4.10        Accredited Investor.  Such Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire its Proportionate Share of the Assets for its own account and not with a view to a sale or distribution thereof in violation of such Law and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

ARTICLE V
ACCESS / DISCLAIMERS

5.1          Access.

(a)           From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Agreement (including this Section 5.1) and obtaining any required consents of Third Parties (with respect to which consents SM shall use its commercially reasonable efforts to obtain), SM shall afford to Buyers, their respective Affiliates and each of their officers, employees, agents, accountants, attorneys, investment bankers, consultants and other authorized representatives (collectively, “Buyers’ Representatives”) reasonable access, during normal business hours, to the Assets and all Records in SM’s or any of its Affiliates’ possession.  SM shall also make available to Buyers and the Buyers’ Representatives, upon reasonable notice during normal business hours, SM’s personnel knowledgeable with respect to the Assets in order that such Buyer may make such diligence investigation as Buyers consider necessary or appropriate. All investigations and due diligence conducted by Buyers or any of the Buyers’ Representatives shall be conducted at the Buyers’ sole cost, risk and expense; and any conclusions made from any examination done by Buyers or any of the Buyers’ Representatives shall result from the Buyers’ own independent review and judgment.  Buyers shall coordinate their access rights and physical inspections of the Assets with SM and any applicable Third Party that serves as an Operator (each a “Third Party Operator”) to reasonably minimize any inconvenience to or interruption of the conduct of business by SM or any Third Party Operator.  Buyers shall give SM reasonable prior written notice before entering onto any of the Assets and SM shall have the right to have its representatives present at any time any Buyers’ Representative is present on the Assets.  Buyers shall, and shall cause all of the Buyers’ Representatives to, abide by SM’s and any Third Party Operator’s safety rules, regulations and operating policies of which they are notified in advance while conducting its due diligence evaluation of the Assets including any environmental or other inspection or assessment of the Assets.

(b)           Buyers shall not conduct any sampling, boring, drilling or other invasive investigation activities (“Invasive Activities”) on or with respect to any of the Assets unless

Buyers determine in good faith that such Invasive Activities are reasonably necessary to determine whether an Environmental Defect exists, and such determination has been supported in writing by a Third Party environmental consultant (which writing shall be provided to SM prior to such Invasive Activities being conducted).

(c)           During the time period that SM is conducting operations with respect to the Light Well, Buyers shall have the right to send no more than two (2) Buyers’ Representatives to monitor and observe such operations; provided however that (i) Buyers shall cause such Buyers’ Representatives to abide by all of SM’s safety rules, regulations and operating policies of which they are notified while monitoring and observing such operations, (ii) at all times such Buyers’ Representatives shall be accompanied by employees or agents of SM and (iii) if at any time SM, in its sole discretion determines that such Buyers’ Representative is not abiding by such safety rules, regulations or operating policies or that such Buyers’ Representative is endangering the health, safety or property of any Person, then SM shall have the right to remove such Person from the Lands on which such operations are being conducted (subject to the Buyers’ right to select an alternative Buyers’ Representative to monitor and observe such operations).  During the time period that SM is conducting operations on the Light Well, SM shall promptly provide or otherwise make available to Buyers any written or electronic reports, including daily drilling and completion reports, tests, logs and other similar reports relating to the Light Well that are prepared in the normal course of SM’s business (other than legal analysis and attorney work product).

(d)           Buyers agree to defend, indemnify and hold harmless each of the Operators of the Assets and the SM Indemnified Parties from and against any and all Liabilities attributable to personal injury, death, physical damage, violations of Law by Buyers or any Buyers’ Representative, or violations committed by Buyers or any Buyers’ Representative of any policy communicated to Buyers or any Buyer Representative, arising out of, resulting from or relating to any field visit, environmental property assessment, monitoring or observing operations with respect to the Light Well, or other due diligence activity conducted by Buyers or any of the Buyers’ Representative (including an Invasive Activity, if any) with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SM INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SM INDEMNIFIED PARTIES.

(e)           Buyers shall disclose to SM all portions of their final environmental reports and test results prepared by any Third Party environmental consultants for Buyers or any of their Affiliates (i) as may relate to any Environmental Defect claimed in any Environmental Defect Notice or (ii) as may be required to be disclosed by SM to any lessor under the terms of any applicable Lease.  Neither Buyers by their delivery of said documents nor SM by its receipt of said documents shall be deemed to have made any representation or warranty, expressed, implied or statutory as to the condition to the Assets or to the accuracy of said documents or the information contained therein.

(f)            Upon completion of the Buyers’ due diligence, Buyers shall, at their sole cost and expense and without any cost or expense to SM or its Affiliates (i) repair all physical damage done to the Assets in connection with the Buyers’ due diligence, (ii) restore the Assets to the approximate same or better physical condition in existence prior to commencement of the Buyers’ due diligence, and (iii) remove all equipment, tools or other property brought onto the Assets in connection with the Buyers’ due diligence.  Any disturbance to the Assets (including, without limitation, the real property associated with such Assets) resulting from the Buyers’ due diligence will be promptly corrected by the Buyers.

5.2          Buyer Confidentiality.  Each Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, such Buyer will become privy to confidential and other information of SM and that such confidential information shall be held confidential by such Buyer and its Buyer’s Representatives in accordance with the terms of the applicable Confidentiality Agreement.  If Closing should occur, the foregoing confidentiality restriction on Buyers, including the Confidentiality Agreements, shall terminate (except as to (a) any Assets that are excluded from the transactions contemplated hereby pursuant to the provisions of this Agreement, (b) the Excluded Assets, and (c) information related to assets other than the Assets).

5.3          Disclaimers.

(a)           EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE III, THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE ASSIGNMENT OR THE CERTIFICATE DELIVERED BY SM AT CLOSING PURSUANT TO SECTION 11.3(H) (I) SM MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SM EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYERS OR ANY OF THE BUYERS’ REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYERS BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SM OR ANY OF ITS AFFILIATES).

(b)           EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III, THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE ASSIGNMENT OR THE CERTIFICATE DELIVERED BY SM AT CLOSING PURSUANT TO SECTION 11.3(H), AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SM EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER

OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SM OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYERS OR ANY OF THE BUYERS’ REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.  EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III OR THE CERTIFICATE DELIVERED BY SM AT CLOSING PURSUANT TO SECTION 11.3(H) AND EXCEPT FOR THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE ASSIGNMENT, SM FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYERS SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYERS HAVE MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYERS DEEM APPROPRIATE.

(c)           OTHER THAN THOSE REPRESENTATIONS SET FORTH IN SECTION 3.13 OR THE CORRESPONDING REPRESENTATIONS MADE IN THE CERTIFICATE DELIVERED BY SM AT CLOSING PURSUANT TO SECTION 11.3(H), SM HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYERS’ LIMITED RIGHTS UNDER SECTION 7.1 AND SECTION 3.13, BUYERS SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYERS HAVE MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYERS DEEM APPROPRIATE.

(d)           SM AND BUYERS AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 5.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE VI
TITLE MATTERS; CASUALTIES

6.1          SM’s Title.  Except for the special warranty of title as set forth in the Assignment with respect to the Assets and without limiting Buyers’ remedies for Title Defects set forth in this Article VI, SM makes no warranty or representation, express, implied, statutory or otherwise with respect to its title to any of the Assets and Buyers hereby acknowledge and agree that Buyers’ sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (a) on or before the Defect Claim Date shall be as set forth in Section 6.2 and (b) without duplication, from and after the Defect Claim Date, shall be pursuant to the special warranty of title set forth in the Assignment, under Section 13.2(a) relating to any breach by SM of Section 3.7, 3.8, 3.10, 3.14 or 3.18, and under Section 13.2(b) relating to any breach by SM of Section 8.1(b)(vi).

6.2          Notice of Title Defects; Defect Adjustments.

(a)           Title Defect Notices.  On or before 4:00 p.m. (Mountain Time) on July 22, 2011 (the “Defect Claim Date”), Buyers (jointly and not individually) shall have the right but not the obligation to deliver notices to SM meeting the requirements of this Section 6.2(a) (each, a “Title Defect Notice”) setting forth any matters which, in Buyers’ reasonable opinions, constitute Title Defects and which Buyers intend to assert as a Title Defect pursuant to this Section 6.2.  For all purposes of this Agreement and notwithstanding anything herein to the contrary, but subject to Buyers’ rights under Section 13.2(a) relating to any breach by SM of Section 3.7, 3.8, 3.10, 3.14 or 3.18 or under Section 13.2(b) relating to any breach by SM of Section 8.1(b)(vi)  and under the special warranty of title set forth in the Assignment, Buyers shall be deemed to have waived, and SM shall have no liability for, any Title Defect that Buyers fail to assert as a Title Defect pursuant to a Title Defect Notice delivered in compliance with this Section 6.2(a) and received by SM on or before the Defect Claim Date.  To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect and the Assets affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents available to Buyers reasonably necessary for SM to verify the existence of the alleged Title Defect(s), (iv) the amount by which Buyers reasonably believe the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and (v) the computations upon which Buyers’ beliefs are based.  To give SM an opportunity to commence reviewing and curing Title Defects, Buyers agree to use reasonable efforts to give SM, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all alleged Title Defects discovered by Buyers during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the expiration of the Defect Claim Date, provided that failure to provide preliminary notice of a Title Defect shall not prejudice Buyers’ right to assert such Title Defect hereunder.  Buyers shall also promptly furnish SM with written notice of any Title Benefit which is reported by any of Buyers’ employees or any Buyers’ Representative while conducting Buyers’ due diligence with respect to the Assets prior to the Defect Claim Date.

(b)           Title Benefit Notices.  SM shall have the right, but not the obligation, to deliver to Buyers on or before the Defect Claim Date, a notice setting forth any matters that, in SM’s reasonable opinion, constitute Title Benefits and that SM intends to assert as a Title

Benefit pursuant to this Section 6.2 (each, a “Title Benefit Notice”) including (i) a description of the Title Benefit and the Assets affected by the Title Benefit (the “Title Benefit Property”), (ii) the amount by which SM reasonably believes the Allocated Value of the Title Benefit Property is increased by the Title Benefit, (iii) supporting documents available to SM reasonably necessary for Buyers to verify the existence of the alleged Title Benefit(s) and (iv) the computations upon which SM’s belief is based.  SM shall be deemed to have waived all Title Benefits of which it, or Buyers pursuant to Section 6.2(a), has not given notice on or before the Defect Claim Date.

(c)           Remedies for Title Defects.  Subject to SM’s continuing right to dispute the existence of a Title Defect or the Title Defect Amount asserted with respect thereto and subject to the Individual Title Defect Threshold and the Aggregate Deductible, in the event that any Title Defect properly asserted by Buyers in accordance with Section 6.2(a) is not waived in writing by Buyers or cured on or before Closing, the Parties shall mutually elect to:

(i)            have SM transfer, convey and assign the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, to Buyers at Closing, and reduce the Purchase Price by the Title Defect Amount;

(ii)           have SM transfer, convey and assign the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, to Buyers at Closing, in which event SM shall have the right, for a period of sixty (60) days following the Closing Date (the “Cure Period”), to cure any Title Defect relating to such retained Title Defect Property, and should SM cure such Title Defect during the Cure Period, then the Purchase Price shall not be adjusted.  If SM is unable to cure any such Title Defect during the Cure Period, then the Purchase Price shall be reduced by an amount equal to the Title Defect Amount; or

(iii)          have SM transfer, convey and assign the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, to Buyers at Closing, with an indemnity by SM in favor of Buyers for all Liability resulting from such Title Defect with respect to the Assets pursuant to an indemnity agreement mutually agreeable to the Parties.

In the event that the Parties do not agree in writing by the Closing on an election of alternative (i), (ii) or (iii) above with respect to any Title Defect properly asserted by Buyers in accordance with Section 6.2(a), they shall be deemed to have elected alternative (i), provided that if the existence of a Title Defect or the Title Defect Amount asserted with respect thereto is disputed, no adjustment to the Purchase Price shall be implemented until the dispute is resolved pursuant to Section 6.2(i).  Any Title Defect Amount that is resolved by the Parties after the Closing Date shall be paid by SM to Buyers (in their Proportionate Shares) by wire transfer of immediately available funds made within ten (10) days following such resolution.

(d)           Remedies for Title Benefits.  With respect to each Well or Lease affected by Title Benefits reported under this Section 6.2, the aggregate Title Defect Amounts shall be decreased by an amount equal to the increase in the Allocated Value for such Asset caused by such Title Benefits, as determined pursuant to Section 6.2(g) (the “Title Benefit Amount”).

(e)           Exclusive Remedy.  Except for SM’s special warranty of title under the Assignment and Buyers’ rights under Section 13.2(a) relating to any breach by SM of Section 3.7, 3.8, 3.10, 3.14 or 3.18 or under Section 13.2(b) relating to any breach by SM of Section 8.1(b)(vi), the provisions set forth in Section 6.2(c) shall be the exclusive right and remedy of Buyers with respect to SM’s failure to have Defensible Title with respect to any Asset.

(f)            Title Defect Amount.  The amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of such Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following terms and conditions:

(i)            if Buyers and SM agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)           if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)          if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest for such Title Defect Property stated in Exhibit B, and the Working Interest attributable to such Title Defect Property has been reduced proportionately, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the positive difference between such Net Revenue Interest values, and the denominator of which is the Net Revenue Interest for such Title Defect Property stated in Exhibit B;

(iv)          if the Title Defect represents a discrepancy between (A) the Net Acres for any Title Defect Property and (B) the Net Acres for such Title Defect Property stated in Exhibit A, then the Title Defect Amount shall be an amount equal to (x) a fraction, the numerator of which is the Allocated Value attributable to such Title Defect Property and the denominator of which is the number of Net Acres for such Title Defect Property stated in Exhibit A multiplied by (y) such discrepancy between (I) the Net Acres for such Title Defect Property stated in Exhibit A and (II) the Net Acres for any Title Defect Property;

(v)           if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, including a Title Defect that represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest for such Title Defect Property stated in Exhibit B, and the Working Interest attributable to such Title Defect Property has not been reduced proportionately, the applicable Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyers and

SM and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the lesser of (A) the reasonable cost and expense of curing such Title Defect and (B) the Allocated Value of such Title Defect Property;

(vi)          the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in any other Title Defect Amount hereunder; and

(vii)         notwithstanding anything to the contrary in this Article VI, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any single Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(g)           Title Benefit Amount.  The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i)            if Buyers and SM agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii)           if the Title Benefit represents an increase between (A) the Net Revenue Interest for any Title Benefit Property and (B) the Net Revenue Interest for such Title Benefit Property stated in Exhibit B, and the Working Interest has increased proportionately, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the positive difference between such Net Revenue Interest values, and the denominator of which is the Net Revenue Interest for such Title Benefit Property stated in Exhibit B, provided that if the Net Revenue increase does not affect the Title Benefit Property throughout its entire life, the Title Benefit Amount determined under this Section 6.2(g) shall be reduced to take into account the applicable time period only;

(iii)          if the Title Benefit represents an increase between (A) the Net Acres for any Title Benefit Property and (B) the Net Acres for such Title Benefit Property stated in Exhibit A, then the Title Benefit Amount shall be an amount equal to (x) a fraction, the numerator of which is the Allocated Value attributable to such Title Benefit Property and the denominator of which is the number of Net Acres for such Title Benefit Property stated in Exhibit A multiplied by (y) such discrepancy between (I) the Net Acres for such Title Benefit Property stated in Exhibit A and (II) the Net Acres for any Title Benefit Property, provided that if the Net Acre increase does not affect the Title Benefit Property throughout its entire life, the Title Benefit Amount determined under this Section 6.2(g) shall be reduced to take into account the applicable time period only;

(iv)          if the Title Benefit is of a type not described above, then the applicable Title Benefit Amount shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of the Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyers and SM and such other reasonable factors as are necessary to make a proper evaluation; and

(v)           the Title Benefit Amount with respect to a Title Benefit Property shall be determined without duplication of any items or amounts included in any other Title Benefit Amount hereunder.

(h)           Title Threshold and Deductibles.  Notwithstanding anything to the contrary, in no event shall there be any adjustments to the Purchase Price or other remedies provided by SM hereunder or under the Assignment:  (i) for any individual Title Defect for which the Title Defect Amount, or any Subject Special Warranty Claim the amount of which, in either case, does not exceed the Individual Title Defect Threshold and (ii) for any Title Defect for which the Title Defect Amount or Subject Special Warranty Claim the amount of which, in either case, exceeds the Individual Title Threshold unless the sum of (A) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (excluding any Title Defect Amounts attributable to Title Defects cured by SM), plus (B) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold (excluding any Remediation Amounts attributable to Environmental Defects cured by SM or Environmental Defect Properties retained by SM pursuant to Section 7.1(b)(iii)), plus (C) the aggregate amount of all Subject Special Warranty Claims that exceed the Individual Title Defect Threshold (excluding the amounts of any Subject Special Warranty Claims cured by SM), exceeds one and a half percent (1.5%) of the unadjusted Purchase Price (the “Aggregate Deductible”), after which point Buyers shall be entitled to, as applicable, adjustments to the Purchase Price only with respect to such Title Defects in excess of the Aggregate Deductible or Subject Special Warranty Claims against SM under the Assignment pursuant to the special warranty of title contained therein, but in each case only with respect to Title Defect Amounts or Subject Special Warranty Claims amounts which in the aggregate are in excess of the Aggregate Deductible (after the consideration of the other amounts applied against the Aggregate Deductible).

(i)            Title Dispute Resolution.  SM and Buyers shall attempt to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts prior to Closing.  If SM and Buyers are unable to agree on any such matter by Closing, the matter in Dispute shall be exclusively and finally resolved pursuant to this Section 6.2(i).  There shall be a single arbitrator, who shall be a title attorney with at least 10 years’ experience in oil and gas title matters involving properties in the regional area in which the Assets at the center of the Dispute are located, as selected by mutual agreement of Buyers and SM within fifteen (15) days after any Party invokes the provisions of this Section 6.2(i) to resolve such Dispute, and absent such agreement, by the Houston office of the AAA (the “Title Arbitrator”).  The Title Arbitrator shall not have worked as an employee or performed more than $25,000 of work as outside counsel for any Party or its Affiliates during the five year period preceding the arbitration or have any financial interest in the dispute.  The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the AAA Rules to the extent such rules do not conflict with the terms of this Section 6.2(i).  The Title Arbitrator’s determination shall be made within twenty (20) days after submission by the Parties of the matters in Dispute and shall be final and binding upon both Parties, without right of appeal.  In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 6.2(f) and Section 6.2(g) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination.  The Title Arbitrator, however, may not award (a) Buyers a greater Title Defect Amount than the Title Defect Amount claimed by Buyers in the applicable Title Defect Notice (which such Title Defect Amount shall not exceed the Allocated Value of the applicable Title Defect Property) or (b) SM a greater Title Benefit Amount than the Title Benefit Amount claimed by SM in the applicable Title Benefit Notice.  The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect, Title Benefit, Title Defect Amount or Title Benefit Amount submitted by any Party and may not award damages, interest or penalties to any Party with respect to any Dispute.  SM and Buyers shall each bear its/their own legal fees and other costs of presenting its case to the Title Arbitrator.  SM shall bear one-half, and Buyers shall bear one-half, of the costs and expenses of the Title Arbitrator.  Any judgment of the award of the Title Arbitrator may be entered and enforced by any court of competent jurisdiction.  To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount was not taken into account as an adjustment to the Purchase Price or the aggregate Title Defect Amounts, as applicable at Closing pursuant to pursuant to Section 2.3 and an adjustment would otherwise be required under the provisions of Section 6.2(c) and Section 6.2(d), as applicable, then, within ten (10) days after the Title Arbitrator delivers written notice to Buyers and SM of its award with respect to such Title Defect Amount or a Title Benefit Amount and subject to Section 6.2(h), any Party required to make a payment to effect such award shall make such payment by wire transfer in immediately available funds.

6.3          Casualty or Condemnation Loss.

(a)           Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyers shall assume all risk of loss with respect to (i) production of Hydrocarbons from the Assets through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and (ii) the depreciation of personal property due to ordinary wear and tear and, in each case, Buyers shall not assert such matters as Casualty Losses or Title Defects hereunder.

(b)           If, from and after the Effective Time but prior to the Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (a “Casualty Loss”), and the resulting loss from such Casualty Loss exceeds $50,000 based on the Allocated Value of the affected Assets, then (i) Buyers shall nevertheless be required to close the transactions contemplated by this Agreement and (ii) SM shall elect by written notice to Buyers prior to Closing to either (A) cause, at SM’s sole cost and as promptly as reasonably practicable (which work may extend after the Closing Date), each Asset affected by such Casualty Loss to be repaired or restored to at least its condition prior to such casualty or taking, or (B) reduce the Purchase Price by the cost to repair or restore each Asset affected by such Casualty Loss to at least its condition prior to such casualty or taking.  In each case, SM shall retain all rights to insurance, condemnation awards and other claims against Third Parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.

6.4          Preferential Rights and Consents to Assign.

(a)           Preferential Rights.

(i)            With respect to each Preferential Right pertaining to an Asset and the transactions contemplated hereby, SM, within 10 days after the Execution Date, shall send to the holder of each such Preferential Right a notice, in material compliance with the contractual provisions applicable to such Preferential Right, requesting a waiver of such right.  Any Preferential Right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful closing of this Agreement pursuant to Article XI.  The consideration payable under this Agreement for any particular Asset for purposes of Preferential Right notices shall be the Allocated Value of such Asset.

(ii)           All Assets burdened by Preferential Rights for which (A) the applicable Preferential Right has been waived, or (B) the period to exercise such Preferential Right has expired prior to the Closing without the applicable holder of such Preferential Right electing to enforce its Preferential Right, shall, in each case, be assigned to Buyers at the Closing pursuant to the provisions of this Agreement.

(iii)          If, prior to the Closing (A) any holder of a Preferential Right notifies SM that it intends to consummate the purchase of the portion of the Assets to which its Preferential Right applies or (B) the time for exercising a Preferential Right has not expired and the holder of such Preferential Right has not waived such Preferential Right, then, in each case, such portion of the Assets affected by such Preferential Right shall be excluded from the Assets to be conveyed to Buyers at Closing and the Purchase Price shall be reduced by the Allocated Value of such excluded portion of the Assets.  SM shall be entitled to all proceeds paid by a Person exercising a Preferential Right prior to the Closing.  If, after Closing (1) such holder of such Preferential Right thereafter fails to consummate the purchase of the portion of the Assets covered by such Preferential Right or (2) the time for exercising such Preferential Right expires without exercise by the holder thereof, then SM shall (x) so notify Buyers and (y) on or before 10 days following delivery of such notice, assign such portion of the Assets to Buyers pursuant to an assignment in substantially the form of the Assignment and the Purchase Price shall be increased by an amount equal to the Allocated Value of the such portion of the Assets.

(b)           Consents.  Except with respect to the Consents required for the Transportation Contracts which are addressed in Section 8.5, SM, within 10 days after the Execution Date, shall send to each holder of a Consent a notice seeking such holder’s consent to the transactions contemplated hereby.

(i)            If (A) SM fails to obtain a Consent prior to Closing and the failure to obtain such Consent would cause (1) the assignment to Buyers of any portion of the Assets to be void or (2) the termination of a Lease under the express terms thereof or (B) a Consent requested by SM is denied in writing, then, in each case, that portion of the Assets affected by such Consent shall be excluded from the Assets to be conveyed to Buyers at Closing and the Purchase Price shall be reduced by the Allocated Value of such portion of the Assets.  In the event that a Consent that was not obtained prior to Closing is obtained within one hundred and twenty (120) days following Closing or the requirement to obtain such Consent is waived by Buyers then, within 10 days after such Consent is obtained or the requirement to obtain such Consent is waived by Buyers, (x) SM shall assign such excluded portion of the Assets to Buyers pursuant to an assignment in substantially the form of the Assignment (and if the requirement to obtain a Consent is waived by Buyers, Buyers shall have no claim against, and SM shall have no Liability for, the failure to obtain such Consent), and (y) Buyers shall pay to SM by wire transfer of immediately available funds an amount equal to the amount by the Allocated Value of such portion of the Assets so assigned.  Notwithstanding the foregoing, on the earlier to occur of (i) the 120th day following the Closing Date (which may be extended for up to 10 days in the event a Consent is obtained within the final 10 days of such 120 day period) and (ii) a Consent being denied in writing, SM shall have no obligation to convey the portion of the Assets affected by such Consent to Buyers and Buyers shall have no obligation to pay the Allocated Value of such Assets to SM.

(ii)           If (A) SM fails to obtain a Consent prior to Closing and the failure to obtain such Consent would not cause (1) the assignment to Buyers of any portion of the Assets to be void or (2) the termination of a Lease under the express terms thereof and (B) such Consent requested by SM is not denied in writing, then that portion of the Assets subject to such Consent shall be assigned by SM to Buyers at Closing pursuant to the Assignment and Buyers shall have no claim against, and SM shall have no Liability for, the failure to obtain such Consent.

(iii)          From and after the Execution Date up to Closing, SM shall use its commercially reasonable efforts to obtain, and Buyers shall use their commercially reasonable efforts to cooperate with SM in obtaining all Consents (excluding any Customary Post-Closing Consents).  In the event any Consent of the type identified in Section 6.4(b)(ii) is not obtained on or before Closing, for a period not to exceed 90 days after Closing, the Parties shall cooperate with each other in obtaining all such remaining Consents.  In no event shall any Party be required to incur any Liability or pay any money in order to obtain any Consent.

ARTICLE VII
ENVIRONMENTAL MATTERS

7.1          Environmental Defects.

(a)           Environmental Defects Notice.  On or before the Defect Claim Date, Buyers (jointly and not individually) shall have the right, but not the obligation, to deliver notices to SM meeting the requirements of this Section 7.1(a) (each, an “Environmental Defect Notice”) setting forth any matters that, in Buyers’ reasonable opinions, constitute Environmental Defects and that Buyers intend to assert as Environmental Defects pursuant to this Section 7.1.  For all purposes of this Agreement, but subject to Buyers’ rights under Section 13.2(a) for a breach of Section 3.13 by SM, Buyers’ rights under Section 13.2(b) for a breach of Section 8.1(a) or 8.1(b), or Buyers’ rights under Section 13.2(d), Buyers shall be deemed to have waived any Environmental Defect that Buyers fail to properly assert as an Environmental Defect pursuant to an Environmental Defect Notice delivered in accordance with this Section 7.1(a) and received by

SM on or before the Defect Claim Date.  To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the Environmental Condition constituting the alleged Environmental Defect, (ii) each Asset (or portion thereof) affected by the alleged Environmental Defect (the “Environmental Defect Property”), (iii) supporting documents available to Buyers reasonably necessary for SM to verify the existence of the alleged Environmental Defect, (iv) the amount Buyers reasonably believe is the Remediation Amount with respect to such Environmental Defect and (v) the computations upon which Buyers’ beliefs are based.  SM shall have the right, but not the obligation, to cure any claimed Environmental Defect on or before Closing.  To give SM an opportunity to commence reviewing and curing Environmental Defects, Buyers agree to use reasonable efforts to give SM, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all alleged Environmental Defects discovered by Buyers during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the expiration of the applicable Defect Claim Date, provided that failure to provide preliminary notice of an Environmental Defect shall not prejudice Buyers’ rights to assert such Environmental Defect hereunder.

(b)           Remedies for Environmental Defects.  Subject to SM’s continuing right to dispute the existence of an Environmental Defect or the Remediation Amount asserted with respect thereto and subject to the Individual Environmental Threshold and the Aggregate Deductible, in the event that any Environmental Defect timely asserted by Buyers in accordance with Section 7.1(a) is not waived in writing by Buyers or cured on or before Closing, the Parties shall mutually elect to:

(i)            reduce the Purchase Price by the Remediation Amount for such Environmental Defect;

(ii)           have SM assume responsibility for the Remediation of such Environmental Defect;

(iii)          have SM retain the entirety of the Environmental Defect Property subject to such Environmental Defect, together with all associated Assets, and reduce the Purchase Price by an amount equal to the Allocated Value of the Environmental Defect Property and associated Assets; or

(iv)          indemnify Buyers against all Liability resulting from such Environmental Defect with respect to the Assets pursuant to an indemnity agreement in a form mutually agreeable to the Parties.

If the Parties elect the option set forth in clause (i) above, each Buyer shall be deemed to have assumed responsibility, severally and not jointly, for its Proportionate Share of all costs and expenses attributable to the Remediation of the applicable Environmental Defect (net to the Assets) and all Liabilities (net to the Assets) with respect thereto, and each Buyer’s obligations with respect to the foregoing shall be deemed to constitute part of the Assumed Obligations.  If the Parties elect the option set forth in clause (ii) above, SM shall use its reasonable efforts to implement such Remediation in a manner that is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that SM elects to undertake.  SM will be deemed to have adequately completed the Remediation required in the immediately preceding sentence at such time that the Remediation has been implemented to the extent necessary to comply with existing regulatory requirements.  In the event that the Parties do not agree in writing by the Closing on an election of alternative (i), (ii), (iii) or (iv) above with respect to any Environmental Defect properly asserted by Buyers in accordance with Section 7.1(a), then (A) if the Remediation Amount is less than the Allocated Value of the affected Environmental Defect Property, then the Parties shall be deemed to have elected alternative (i) as the remedy and (B) if the Remediation Amount is greater than the Allocated Value of the affected Environmental Defect Property, then SM may elect alternative (iii) as the remedy, provided that if SM does not elect alternative (iii), the Parties shall be deemed to have elected alternative (i) as the remedy.

(c)           Exclusive Remedy.  Subject to Buyers’ remedy for a breach of SM’s representation contained in Section 3.13 (and claims under Section 13.2(a) with respect thereto), Buyers’ rights under Section 13.2(b) for breaches of Section 8.1(a) or 8.1(b) and Buyers’ rights under Section 13.2(d), Section 7.1(b) shall be the exclusive right and remedy of Buyers with respect to any Environmental Defect.

(d)           Environmental Threshold and Deductibles.  Notwithstanding anything to the contrary, in no event shall there be any adjustments to the Purchase Price or other remedies provided by SM for (i) any individual Environmental Defect for which the Remediation Amount does not exceed $50,000 (“Individual Environmental Threshold”), or (ii) any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold, unless the sum of (A) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (excluding any Remediation Amounts attributable to (1) Environmental Defects cured by SM or (2) Environmental Defect Properties that SM retains pursuant to Section 7.1(b)(iii)), plus (B) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (excluding any Title Defect Amounts attributable to Title Defects cured by SM), exceeds the Aggregate Deductible, after which point Buyer shall only be entitled to adjustments to the Purchase Price with respect to such Environmental Defects in excess of the Aggregate Deductible.  For the avoidance of doubt, if SM retains any Asset pursuant to Section 7.1(b)(iii), the Purchase Price shall be reduced by the Allocated Value of such retained Asset and the Remediation Amount for the Environmental Defect relating to such retained Asset will not be counted towards the Aggregate Deductible (after the consideration of the other amounts applied against the Aggregate Deductible).

(e)           Environmental Dispute Resolution.  SM and Buyers shall attempt to agree on all Environmental Defects and Remediation Amounts prior to Closing.  If SM and Buyers are unable to agree on any such matter by Closing, any Environmental Defects or Remediation Amounts in Dispute will be exclusively and finally resolved by arbitration pursuant to this Section 7.1(e).  There will be a single arbitrator, who must be an environmental attorney with at least ten (10) years’ experience in environmental matters involving oil and gas properties in the regional area in which the applicable Environmental Defect Properties are located, as selected by mutual agreement of Buyers and SM within fifteen (15) days after any Party invokes the provisions of this Section 7.1(e) to resolve such Dispute, and absent such agreement, by the Houston office of the AAA (the “Environmental Arbitrator”).  The Environmental Arbitrator shall not have worked as an employee or performed more than $25,000 of Work as outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute.  The arbitration proceeding will be held in Houston, Texas and conducted in accordance with the AAA Rules to the extent such rules do not conflict with the terms of this Section 7.1(e).  The Environmental Arbitrator’s determination must be made within twenty (20) days after submission of the matters in Dispute and shall be final and binding upon both Parties, without right of appeal.  In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 7.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination.  The Environmental Arbitrator, however, may not award Buyers a greater Remediation Amount than the Remediation Amount claimed by Buyers in the applicable Environmental Defect Notice, nor may the Environmental Arbitrator award Buyers a lesser Remediation Amount than the Remediation Amount proposed by SM.  The Environmental Arbitrator will act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter.  SM and Buyers shall each bear their own legal fees and other costs of presenting its case.  SM shall bear one-half, and Buyers shall bear one-half, of the costs and expenses of the Environmental Arbitrator.  Any judgment of the award of the Environmental Arbitrator may be entered and enforced by any court of competent jurisdiction.  To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price at Closing pursuant to Section 2.3 and Buyers would otherwise be entitled to an adjustment under the provisions of Section 7.1(b), then, within ten (10) days after the Environmental Arbitrator delivers written notice to Buyers and SM of such award and subject to Section 7.1(d), any Party required to make a payment to effect such award shall make such payment.

7.2          NORM, Wastes and Other Substances.  Buyers acknowledge that the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under or associated with the Assets.  Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances.  NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms.  The wells, materials and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances.  NORM containing material or other wastes or Hazardous Substances may have come in contact with various environmental media, including without limitation, water, soils or sediment.  Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets.

ARTICLE VIII
CERTAIN AGREEMENTS

8.1          Conduct of Business.  Except (x) as set forth in Schedule 8.1, (y) as expressly contemplated by this Agreement or (z) as expressly consented to in writing by Buyers, SM agrees that from and after the Execution Date up to Closing:

(a)           SM will, and will cause its Affiliates to:

(i)            maintain, and if SM is the Operator thereof, operate, the Assets in the usual, regular and ordinary manner consistent with its past practice, including payment of all delay rentals, shut-in royalties or minimum royalties required under the terms of any Leases;

(ii)           will comply in all material respects with the terms of the Leases;

(iii)          maintain the books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with its usual accounting practices;

(iv)          give written notice to Buyers as soon as is practicable of any written notice received or given by SM with respect to any alleged material breach by SM of any Lease or Material Contract;

(v)           give prompt notice to Buyers of (A) any material damage to or material destruction of any of the Assets and (B) written notice received by SM (to the extent SM has Knowledge thereof or such notice has been received by SM’s legal department) of any litigation or any material claim, investigation, suit or action instigated by or that is before any Governmental Authority with respect to the Assets; and

(vi)          give prompt written notice to Buyers of any material event arising with respect to the Light Well.

(b)           SM will not, and will cause its Affiliates not to:

(i)            violate, in any material respect, any applicable Laws or any governmental permit with respect to the ownership and operation (where applicable) by SM of the Assets;

(ii)           except for (A) emergency operations, (B) operations required under presently existing AFEs described on Schedule 3.12, (C) operations undertaken to avoid any penalty provision of any order of a Governmental Authority, (D) operations proposed by Third Parties relating to drilling, sidetracking, reworking or other similar operations with respect to the Assets operated by Third Parties and (E) operations required by applicable Law, agree to, propose or commence any operations on the Assets anticipated to cost (net to the Assets) in excess of $100,000 per operation; provided that with respect to emergency operations, SM shall notify Buyers of such emergency as soon as reasonably practicable;

(iii)          enter into an Applicable Contract that, if entered into prior to the Execution Date, would be required to be listed in Schedule 3.8(a) or materially amend any right under any such Applicable Contract;

(iv)          terminate (unless such Material Contract terminates pursuant to its stated terms) or materially amend the terms of any Material Contract;

(v)           settle any suit or litigation or waive any material claims or rights of material value in each case attributable to the Assets and effecting the period after the Effective Time;

(vi)          transfer, sell, mortgage, pledge or dispose of any portion of the Assets other than the sale or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment of equal or greater value has been obtained;

(vii)         propose, or approve if its approval is required, any operation not in the ordinary course of business, or not consistent with recent practice or all applicable Laws and contracts;

(viii)        grant or create any preferential right to purchase, right of first opportunity or other transfer restriction with respect to the Assets;

(ix)           except as permitted by Section 8.1(b)(ii), undertake any material deviation from the scope of SM’s drilling plan for the Light Well provided to Buyers prior to the Execution Date without the prior written consent of Buyers, which consent shall not be unreasonably withheld or delayed;

(x)            with respect to the Assets, make any material Tax election, file any amended material Tax Return, settle any proceeding with respect to any material Tax claim or assessment, or apply for any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Assets, in each case that would be applicable to any period beginning on the Effective Time; or

(xi)           commit to do any of the foregoing.

(c)           No later than five (5) Business Days following the Execution Date, SM shall deliver to Buyers SM’s completion plan for the Light Well.  Within five (5) Business Days following receipt of such completion plan, Buyers shall give SM written notice instructing SM to either complete the Light Well or not complete the Light Well.  If the notice from Buyers specifies that SM shall complete the Light Well, then in conducting such completion activities, except as permitted by Section 8.1(b)(ii), SM shall not undertake any material deviation from the scope of SM’s completion plan for the Light Well provided to Buyers pursuant to this Section 8.1(c) without the prior written consent of Buyers, which consent shall not be unreasonably withheld or delayed.

8.2          Governmental Bonds.  Buyers acknowledge that none of the bonds, letters of credit and guarantees, if any, posted by SM or its Affiliates with Governmental Authorities and relating to the Assets are transferable to Buyers.  At or prior to Closing, Buyers shall deliver to SM evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such Governmental Authorities to own the Assets.

8.3          Data Agreement.  SM agrees that it will make all remaining installment payments as and when due under the Data Agreement and shall not be entitled to any Purchase Price adjustment therefore (without prejudice to the Purchase Price adjusted and set forth in Section 2.3(b)(v)).

8.4          Obligation to Close Pit.  At or prior to Closing, Buyers shall notify SM in writing whether they desire SM to close the pit located at the Briggs #1 wellsite.  If Buyers so provide such a notice, SM shall, within sixty (60) days following receipt of such notice, at its sole cost, risk or expense, cause such pit to be closed and filled, and the associated surface remediated, in each case in accordance with the terms of all applicable Law and the applicable Lease.  Notwithstanding anything to the contrary herein, there shall be no Purchase Price adjustments with respect to the costs of any activities described in the preceding sentence.  From and after the Closing, Buyers shall grant SM reasonable access to the relevant Assets for purposes of complying with this Section 8.4, including allowing SM to access, at SM’s sole cost and expense, Buyers’ utilities for purposes of complying with the foregoing.

8.5          Covenant Regarding Midstream Agreements.  The Parties shall cooperate to obtain, prior to Closing, the Consents from the counterparties to the Applicable Contracts identified as items 1 through 4 on Schedule 3.8(a) (the “Transportation Contracts”) to assign to Buyers the proportions of the rights and obligations arising under those Transportation Contracts identified in the definition of Applicable Contracts (the split of the Transportation Contracts, the “Contract Split”).  In the event any such Consents are not obtained prior to Closing:  (A) the Parties shall continue to use their commercially reasonable efforts to obtain the Contract Split until the Contract Split is accomplished; and (B) until the Contract Split is accomplished with respect to a Transportation Contract, SM shall hold that portion of such Transportation Contract included in the Assets for the benefit of Buyers, Buyers shall have the right to use the rights under such Transportation Contract that are to be assigned to Buyers pursuant to this Agreement, Buyers shall perform all obligations and covenants thereunder in connection with its use of such rights, including payment of all amounts required thereunder, and indemnify SM under this Section 8.5 for all costs and expenses incurred by SM in connection with Buyers use of such rights.

ARTICLE IX
CONDITIONS TO CLOSING

9.1          Buyers’ Conditions to Closing.  The obligations of Buyers to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or waiver by both Buyers) on or prior to the Closing of each of the following conditions:

(a)           Representations.  The representations and warranties of SM set forth in Article III shall be true and correct in all material respects (other than those representations and warranties of SM that are qualified by materiality, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect.

(b)           Performance.  SM shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by SM is required prior to or at the Closing Date.

(c)           No Legal Proceedings.  No material suit, action or other proceeding instituted by an unaffiliated Third Party shall be pending before any Governmental Authority or arbitrator seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.  No order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin, or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement.

(d)           Title Defects; Environmental Defects; Preferential Rights; Consents.  The sum of (i) all (A) Title Defect Amounts determined under Section 6.2(c)(i), plus (B) all potential adjustments to the Purchase Price pursuant to Section 6.2(c)(ii) if SM were to fail to cure all of the applicable Title Defects not cured as of the Closing in accordance with such section within the Cure Period, less (C) all reductions to the amounts in (A) and (B) above for Title Benefit Amounts determined under Section 6.2(d), plus (ii) all (A) Remediation Amounts for Environmental Defects determined under Section 7.1(b)(i), plus (B) all adjustments to the Purchase Price pursuant to Section 7.1(b)(iii), plus (iii) all adjustments to the Purchase Price pursuant to Section 6.4(a)(iii) as a result of un-waived or unexpired Preferential Rights and Section 6.4(b)(i) in respect of unobtained or denied Consents, plus (iv) the amount of all Casualty Losses pursuant to Section 6.3 shall, in the aggregate, be less than fifteen percent (15%) of the unadjusted aggregate Purchase Price.

(e)           Closing Deliverables.  SM shall have delivered (or be ready, willing and able to deliver at Closing) to Buyers the documents and other items required to be delivered by SM under Section 11.3.

9.2          SM’s Conditions to Closing.  The obligations of SM to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or waiver by SM) on or prior to the Closing of each of the following conditions:

(a)           Representations.  The representations and warranties of Buyers set forth in Article IV shall be true and correct in all material respects (other than those representations and warranties of Buyers that are qualified by materiality, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

(b)           Performance.  Buyers shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyers is required prior to or at the Closing Date.

(c)           No Legal Proceedings.  No material suit, action or other proceeding instituted by an unaffiliated Third Party shall be pending before any Governmental Authority or arbitrator seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement.  No order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin, or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement.

(d)           Title Defects; Environmental Defects; Preferential Rights; Consents.  The sum of (i) all (A) Title Defect Amounts determined under Section 6.2(c)(i), plus (B) all potential adjustments to the Purchase Price pursuant to Section 6.2(c)(ii) if SM were to fail to cure all of the applicable Title Defects not cured as of the Closing in accordance with such section within the Cure Period, less (C) all reductions to the amounts in (A) and (B) above for Title Benefit Amounts determined under Section 6.2(d), plus (ii) all (A) Remediation Amounts for Environmental Defects determined under Section 7.1(b)(i), plus (B) all adjustments to the Purchase Price pursuant to Section 7.1(b)(iii), plus (iii) all adjustments to the Purchase Price pursuant to Section 6.4(a)(iii) as a result of un-waived or unexpired Preferential Rights and Section 6.4(b)(i) in respect of unobtained or denied Consents, plus (iv) the amount of all Casualty Losses pursuant to Section 6.3 shall, in the aggregate, be less than fifteen percent (15%) of the unadjusted aggregate Purchase Price.

(e)           Closing Deliverables.  Buyers shall have delivered (or be ready, willing and able to deliver at Closing) to SM the documents and other items required to be delivered by Buyers under Section 11.3.

ARTICLE X
TAX MATTERS

10.1        Asset Tax Liability.  Subject to the treatment of ad valorem Taxes provided below, all Asset Taxes shall be allocated between Buyers (on the one hand) and SM (on the other hand) as of the Effective Time for all taxable periods that include the Effective Time as set forth in this Section 10.1.  Likewise, this Section 10.1 shall control the determination of the portion of the Assets Taxes that constitute Operating Expenses properly allocable to the period from and after the Effective Time and to the Interim Period for the purpose of Section 2.3 and all other sections of this Agreement for a taxable period that includes the Effective Time or the Closing Date.  However, no liability for Asset Taxes pursuant to this Section 10.1 shall duplicate an adjustment to the Purchase Price made pursuant to Section 2.3 or any other provision of this Agreement.  All Asset Taxes that are not ad valorem taxes, such as severance and production taxes, shall be allocated to SM to the extent they relate to production prior to the Effective Time and to the Buyers (in accordance with their respective Proportionate Share) to the extent they relate to production on or after the Effective Time (i.e., based upon the number of units or value of production actually produced and sold, as applicable, on or after the Effective Date).  Ad valorem Taxes for each assessment period that includes the Effective Date shall be allocated to SM based on the percentage of the assessment period occurring before the Effective Time and to the Buyers (in accordance with their respective Proportionate Shares) based on the percentage of the assessment period occurring on or after the Effective Time (determined through daily proration).  Each Party shall promptly furnish to the other copies of any Asset Tax assessments and statements (or invoices therefor from the operator of the Assets) received by it to the extent such assessment, statement, or invoice relates to an Asset Tax allocable to the other Party under this Section 10.1.  Each Party shall timely pay all Asset Taxes subject to allocation under this

Section and shall furnish to the other Party evidence of such payment.  The Parties shall estimate all Asset Taxes asserted against it that are attributable to the ownership or operation of the Assets to the extent they relate to the period on and after the Effective Time and through the Closing Date and all Subject Transfer Taxes and incorporate such estimates into the Preliminary Settlement Statement.  The actual amounts (to the extent the actual amounts differ from the estimates included in the Preliminary Settlement Statement and are known at the time of the Final Settlement Statement) shall be accounted for in the Final Settlement Statement. If the actual amounts are not known at the time of the Final Settlement Statement, the amounts shall be re-estimated based on the best information available at the time of the Final Settlement Statement.  When the actual amounts are known, Buyers (on the one hand) or SM shall make such payments to the other (if any) as are necessary to effect the allocation of Taxes described in this Section 10.1.

10.2        Transfer Taxes.  All sales, use or other similar taxes, duties, levies, recording fees or other governmental charges (but, for the avoidance of doubt, not including any Asset Taxes, Franchise Tax Liability, or Income Tax Liability), if any, incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement (“Subject Transfer Taxes”), if any, shall be the responsibility of, and shall be paid by, the Buyers (in accordance with their respective Proportionate Shares).  The Parties shall reasonably cooperate in taking steps that would minimize or eliminate any Subject Transfer Taxes.  Buyers agree to file all Subject Transfer Tax Returns relating to such Subject Transfer Taxes.

10.3        Asset Tax Reports and Returns.  For Asset Tax periods in which the Effective Time occurs, SM agrees to immediately forward to Buyers copies of any Asset Tax reports and Tax Returns received or filed by SM after Closing and provide Buyers with any information SM has that is reasonably necessary for Buyers to file any required Tax Return related to the Asset Taxes provided that SM shall not file any such Tax Return without the consent of the Buyers, which consent shall not be unreasonably withheld or delayed.  Buyers agree to file all Tax Returns and reports applicable to the Assets that Buyers are required to file after the Closing and, subject to the provisions of Section 10.1, to pay all required Asset Taxes payable with respect to the Assets.

10.4        Tax Cooperation.  Buyers and SM shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to Taxes relating to or in connection with the Assets.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of such records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE XI
CLOSING

11.1        Date of Closing.  Subject to the conditions stated in this Agreement, the transfer by SM and the acceptance by Buyers of the Assets (the “Closing”) shall occur on August 2, 2011 or, if all conditions to Closing in Article IX (other than those conditions that are only capable of being satisfied at the Closing) have not yet been satisfied or waived by that date, five (5) Business Days after such conditions have been satisfied or waived, or such other date as Buyers and SM may agree upon in writing.  The date when Closing actually occurs shall be the “Closing Date.”

11.2        Place of Closing.  Closing shall be held at the offices of Vinson & Elkins, LLP, 1001 Fannin Street, Suite 2500, Houston, Texas 77002, or such other location as Buyers and SM may agree upon in writing.

11.3        Closing Obligations.  At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)           SM and Buyers shall execute and deliver the Assignment, in sufficient counterparts to facilitate recording in the applicable counties where the Assets are located;

(b)           SM and Buyers shall execute and deliver assignments, on appropriate forms, of state and of federal leases comprising portions of the Assets, if any;

(c)           SM and Buyers shall execute and deliver the Preliminary Settlement Statement prepared in accordance with Section 2.5(a);

(d)           Buyers shall deliver to SM, to the accounts designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Closing Amount;

(e)           SM shall deliver on forms supplied by Buyers (and reasonably acceptable to SM) transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyers of proceeds attributable to Hydrocarbon production from the Assets from and after the Effective Time, for delivery by Buyers to each purchaser of such Hydrocarbon production;

(f)            SM shall deliver an executed statement described in Treasury Regulation § 1.1445-2(b)(2) certifying that SM is not a “foreign person” or a “disregarded entity”;

(g)           Each Buyer shall execute and deliver a certificate from an authorized officer of such Buyer certifying on behalf of such Buyer that the conditions set forth in Section 9.2(a) and Section 9.2(b), to the extent applicable to such Buyer, have been fulfilled by such Buyer;

(h)           SM shall execute and deliver a certificate from an authorized officer of SM certifying on behalf of SM that the conditions set forth in Section 9.1(a) and Section 9.1(b) have been fulfilled by SM;

(i)            SM shall deliver a recordable release of any trust, mortgages, financing statements, fixture filings and security agreements made by SM or its Affiliates affecting the Assets;

(j)                                     SM shall deliver a certificate duly executed by the secretary or an assistant secretary of SM, dated as of the Closing, (i) attaching, and certifying on behalf of SM as complete and correct, copies of (A) the certificate of incorporation and bylaws of SM, each as in effect as of the Closing, and (B) the resolutions of the board of directors of SM authorizing the execution, delivery and performance by SM of this Agreement, any document delivered in connection with the Closing and the transactions contemplated hereby and (ii) certifying on behalf of SM the incumbency of each officer of SM executing this Agreement or any document delivered in connection with the Closing;

(k)                                  Each Buyer shall deliver a certificate duly executed by the secretary or an assistant secretary of such Buyer, dated as of the Closing, (i) attaching, and certifying on behalf of such Buyer as complete and correct, copies of (A) in the case of Statoil, the certificate of formation and limited liability company agreement, and in the case of Talisman, the certificate of incorporation and by-laws, in each case as in effect as of the Closing, and (B) the resolutions of the board of directors of such Buyer authorizing the execution, delivery and performance by such Buyer of this Agreement, any document delivered in connection with the Closing and the transactions contemplated hereby, and (ii) certifying on behalf of such Buyer the incumbency of each officer of such Buyer executing this Agreement or any document delivered in connection with the Closing;

(l)                                     SM and Buyers shall execute and deliver the Transition Services Agreement, if required by Buyers;

(m)                               SM and Buyers shall execute and deliver the joint instruction letter to the Escrow Agent to release the Deposit to SM; and

(n)                                 SM and Buyers shall execute and deliver any other agreements, instruments and documents that are required by other terms of this Agreement to be executed or delivered at Closing.

11.4                        Records.  In addition to the obligations set forth under Section 11.3 above, SM shall deliver to Talisman all of the Records (a) if the Parties enter into the Transition Services Agreement, on the date provided for in the Transition Services Agreement or (b) if the Parties do not enter into the Transition Services Agreement, as soon as reasonably practicable following the Closing Date but in any event within ten (10) days following such date.  SM shall be entitled to retain copies of the Records.

ARTICLE XII

ACQUISITION TERMINATION AND REMEDIES

12.1                        Right of Termination.  This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:

(a)                                  by any of SM or Buyers if any Governmental Authority or arbitrator restrains, prohibits, enjoins or declares illegal the transactions contemplated by this Agreement and such action by such Governmental Authority or arbitrator shall have become final and non-appealable;

(b)                                 by SM if a breach of any provision of this Agreement has been committed by any Buyer which breach would give rise to a failure of a condition set forth in Section 9.2(a) or 9.2(b) and such breach has not been waived by SM; provided that prior to any such termination, SM shall give written notice to Buyers specifying such breach and the breaching Buyer shall have until the later of August 12, 2011 or the day that is 10 Business Days after its receipt of such notice to cure any such breach;

(c)                                  by Buyers if a breach of any provision of this Agreement has been committed by SM which breach would give rise to a failure of a condition set forth in Section 9.1(a) or 9.1(b) and such breach has not been waived by Buyers; provided that prior to any such termination, Buyers shall give written notice to SM specifying such breach and SM shall have until the later of August 12, 2011 or the day that is 10 Business Days after its receipt of such notice to cure any such breach;

(d)                                 by SM or Buyers if the Closing shall not have occurred on or before August 31, 2011;

(e)                                  by SM and Buyers upon mutual written agreement;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c) or (d) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.

12.2                        Effect of Termination.

(a)                                  If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 12.1, then, except for the provisions of (a) Section 2.2(c), Sections 5.1(d) through 5.1(f), Section 5.2, Section 5.3, this Section 12.2, Section 13.9, Section 14.3, Section 14.7 and Section 14.8 and (b) such terms as set forth in this Agreement as are necessary in order to give context to any of the surviving Sections, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder except as set forth in Sections 12.2(b) and 12.2(c) and except to the extent such termination results from the willful breach by a Party of any of its covenants or agreements hereunder, in which case the non-breaching Party or Parties shall be entitled to all remedies available at Law or in equity, including specific performance, and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which such Party or Parties may be entitled.

(b)                                 If this Agreement is terminated because of:  (i) the failure of any Buyer to materially perform any of its obligations hereunder, or (ii) the failure of any of the Buyers’ representations or warranties hereunder to be true and correct in all material respects (or, in the case of those representations and warranties of a Buyer that are qualified by materiality, the failure of such representations and warranties to be true and correct in all respects) as of the date of this Agreement and/or as of the Closing, then, in such event, SM shall have the right to receive the Deposit free of any claims by Buyers thereto as liquidated damages and SM’s sole remedy (other than for breaches of those Sections referenced in Section 12.2(a)) and in such case the Parties shall instruct the Escrow Agent to release the Deposit to SM pursuant to the terms of the Escrow Agreement.

(c)                                  If this Agreement is terminated for any reason other than those set forth in Section 12.2(b)(i) or 12.2(b)(ii), then Buyers shall be entitled to the return of the Deposit, free of any claims by SM with respect thereto (and in such case the Parties shall instruct the Escrow Agent to release the Deposit to Buyers pursuant to the terms of the Escrow Agreement within 48 hours of such termination).

12.3                        Return of Documentation and Confidentiality.  Upon termination of this Agreement, Buyers shall return to SM or destroy all title, engineering, geological and geophysical data, environmental assessments or reports, maps and other information furnished by SM to Buyers or prepared by or on behalf of Buyers in connection with its due diligence investigation of the Assets, in each case, in accordance with the Confidentiality Agreements (and subject to such retention rights as are provided in the Confidentiality Agreement), and an officer of each Buyer shall certify same to SM in writing.

ARTICLE XIII

ASSUMPTION; SURVIVAL; INDEMNIFICATION

13.1                        Assumption by Buyers.  Without limiting Buyers’ rights to indemnity under this Article XIII, rights with respect to Title Defects pursuant to Article VI, rights with respect to Environmental Defects pursuant to Article VII or rights under the special warranty of title set forth in the Assignment, and subject to any adjustments to the Purchase Price pursuant to Section 2.3, from and after Closing, each Buyer, severally and not jointly, assumes and agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) its Proportionate Share of all obligations and Liabilities, known or unknown, with respect to the Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including, but not limited to, obligations and Liabilities attributable to or arising out of the use, ownership or operation of the Assets, such as obligations to:  (a) furnish makeup gas and/or settle Imbalances attributable to the Assets according to the terms of applicable gas sales, processing, gathering or transportation contracts, (b) pay working interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from the Assets (other than those held in suspense by the operator thereof), (c) pay the proportionate share attributable to the Assets to properly plug and abandon any and all wells, including temporarily abandoned wells, located on the Assets, (d) pay the proportionate share attributable to the Assets to dismantle or decommission and remove any Personal Property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Assets, (e) pay the proportionate share attributable to the Assets to clean up, restore and/or remediate the Assets in accordance with the Applicable contracts and Laws, and (f) pay the proportionate share attributable to the Assets to perform all obligations applicable to or imposed under the Leases and the Applicable Contracts, or as required by any Law, on the owner of the Assets, including, subject to Section 10.1, from and after Closing, the payment of all Taxes related to the Assets (all of said obligations and Liabilities, subject to the exclusions below, herein being referred to as the “Assumed Obligations”); provided, Buyers do not assume any obligations or Liabilities of SM attributable to the Assets to the extent that such obligations or Liabilities consist of any of the following (the “Retained Obligations”):

(i)                                     attributable to or arise out of the ownership, use or operation of the Excluded Assets;

(ii)                                  attributable to or arise out of the actions, suits or proceedings, if any, set forth on Schedule 13.1; or

(iii)                               attributable to any Income Tax Liability or Franchise Tax Liability, as well as any Asset Taxes for which SM is responsible pursuant to Section 10.1.

13.2                        Indemnities of SM.  Effective as of the Closing, subject to the limitations set forth in Section 13.4 and otherwise contained in this Article XIII, SM is responsible for, shall pay on a current basis and agrees to defend, indemnify and hold harmless each Buyer and its Affiliates, and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities, arising from, based upon, related to or associated with:

(a)                                  any breach by SM of its representations or warranties contained in Article III or as certified to in the certificate delivered at Closing by SM in accordance with Section 11.3(h);

(b)                                 any breach by SM of its covenants and agreements contained in this Agreement or as certified to in the certificate delivered at Closing by SM in accordance with Section 11.3(h);

(c)                                  the Retained Obligations;

(d)                                 attributable to the disposal or transportation of any Hazardous Substances from the Assets attributable to the period of SM’s or its Affiliates’ ownership of the Assets and prior to the Execution Date, to any location not on the Assets or lands pooled or unitized therewith;

(e)                                  attributable to claims for bodily injury, illness or death arising out of, incident to or in connection with SM’s ownership or operation of the Assets prior to the Execution Date;

(f)                                    attributable to wells on the Assets that were permanently abandoned by SM prior to the Closing Date; or

(g)                                 attributable to amounts payable to any Affiliate of SM with respect to the Assets related to periods prior to Closing.

13.3                        Indemnities of Buyers.

(a)                                  Effective as of the Closing, each Buyer and its successors and assigns shall assume, be responsible for, shall pay on a current basis and agree to defend, indemnify, hold harmless and forever release SM and its Affiliates, and all of their respective stockholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “SM Indemnified Parties”) from and against any and all Liabilities arising from, based upon, related to or associated with:

(i)                                     any breach by such Buyer of its representations or warranties contained in Article IV or as certified to in the certificate delivered in accordance with Section 11.3(g); or

(ii)                                  any breach by such Buyer of its covenants and agreements contained in this Agreement or as certified to in the certificate delivered in accordance with Section 11.3(g).

(b)                                 Effective as of the Closing, each Buyer, severally and not jointly, and its successors and assigns shall assume, be responsible for, shall pay on a current basis and agree to defend, indemnify, hold harmless and forever release SM and its Affiliates, and all of their respective stockholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “SM Indemnified Parties”) from and against such Buyer’s Proportionate Share of any and all Liabilities arising from, based upon, related to or associated with the Assumed Obligations, but excepting Liabilities against which SM is required to indemnify Buyers under Section 13.2 at the time that the Claim Notice is presented by a Buyer Indemnified Party to SM.

13.4                        Limitation on Liability.

(a)                                  Neither Party shall have any liability for any indemnification under Section 13.2(a), 13.2(b) or 13.3(a) unless the individual amount of any Liability for which a Claim Notice is properly delivered under this Article XIII and for which the Indemnifying Party is liable exceeds $50,000.  SM shall not have any liability for any indemnification under Section 13.2(a) or 13.2(b) unless the aggregate amount of such Liabilities for which SM is liable under this Agreement after the application of the provisions of the immediately preceding sentence exceeds one and a half percent (1.5%) of the aggregate unadjusted Purchase Price.  The provisions in this Section 13.4(a) shall not limit SM’s liability for breaches of a Fundamental Representation or for breaches of Section 3.15.

(b)                                 For purposes of this Article XIII, any breach or inaccuracy in any representations or warranties shall be determined without regard to any dollar or materiality (including Material Adverse Effect) qualifiers.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, SM shall not be required to indemnify the Buyer Indemnified Parties for aggregate Liabilities under Section 13.2 in excess of thirty percent (30%) of the aggregate unadjusted Purchase Price.  The provisions in this Section 13.4(c) shall not limit SM’s liability for fraud or for breaches of a Fundamental Representation or for breaches of Section 3.15.

(d)                                 In no event shall any Indemnified Person be entitled to duplicate compensation with respect to the same Liability under more than one provision of the

Agreement, any document delivered in connection with the Closing or through any payments actually received from Third Party insurance providers.

(e)                                  For the avoidance of doubt, any Damages to which Buyers are entitled under Section 13.2(a) for a breach of Section 3.10 relating to the failure of SM to pay a Burden, shut-in royalty, minimum royalty, delay rental or other payment with respect to the Interim Period shall not include the actual amount of such payment.

13.5                        Express Negligence.  EXCEPT AS OTHERWISE PROVIDED IN SECTION 5.1(d), THE INDEMNIFICATION, RELEASE, ASSUMED OBLIGATIONS, WAIVER AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PERSON.  BUYERS AND SM ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS”.

13.6                        Exclusive Remedy for Agreement.  Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Section 5.1(d), Section 13.2 and Section 13.3 contain the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements (other than Section 8.3, 8.4, 8.5, 14.14 or 14.15) of the Parties contained in this Agreement and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Section 11.3(g) or Section 11.3(h), as applicable.  Except for (a) the remedies contained in this Article XIII, (b) other remedies available to the Parties at Law or in equity for breaches of Section 5.1(d), Section 5.2, Section 8.3, Section 8.4, Section 8.5, Section 14.14, and Section 14.15, and (c) the special warranty of title in the Assignment, from and after Closing, SM and Buyers each release, remise and forever discharge the other Party(ies) and its/their Affiliates and all such Persons’ stockholders, members, officers, directors, employees, agents, advisors and representatives from any and all Liabilities in Law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of (i) this Agreement or the consummation of the transactions contemplated by this Agreement, (ii) the ownership, use or operation of the Assets prior to the Closing, or the condition, quality, status or nature of the Assets prior to the Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, (iii) breaches of statutory or implied warranties with respect to this Agreement, (iv) nuisance or other tort actions with respect to this Agreement, (v) rights to punitive damages with respect to this Agreement, (vi) common Law rights of contribution with respect to this Agreement, and (vii) rights under insurance maintained by SM or any of its Affiliates with respect to this Agreement.  Without limiting the generality of the foregoing, each Party hereby waives any right or remedy of rescission.

13.7                        Indemnification Procedures.  All claims for indemnification under Section 5.1(d), Section 13.2 and Section 13.3 shall be asserted and resolved as follows:

(a)                                  For purposes of this Article XIII, the term “Indemnifying Party”, when used in connection with particular Liabilities, shall mean the Party having an obligation to indemnify another Party or Person(s) with respect to such Liabilities pursuant to this Article XIII, and the term “Indemnified Party”, when used in connection with particular Liabilities, shall mean the Party or Person(s) having the right to be indemnified with respect to such Liabilities by another Party pursuant to this Article XIII.

(b)                                 To make claim for indemnification under Section 5.1(d), Section 13.2 or Section 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7 shall not relieve the Indemnifying Party of its obligations under Section 5.1(d), Section 13.2 or Section 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)                                  In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its obligation to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and during such thirty (30) day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)                                 If the Indemnifying Party admits its obligation to indemnify a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim provided that, where the Third Party Claim consists of a civil, criminal or regulatory proceeding, action, indictment or investigation against the Indemnified Party by any Governmental Authority, the Indemnified Party shall at its option have the right to control the defense and proceedings.  Except as provided in the preceding sentence, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest (provided, however, that the Indemnified Party shall not be required to bring any counterclaim or cross-complaint against any Person).  The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d).  An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not result in a final resolution of the Indemnified Party’s Liability in respect of such Third Party Claim (including in the case of a settlement an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim) or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)                                  If the Indemnifying Party does not admit its obligation to indemnify and bear all expenses associated with a Third Party Claim or admits its obligation to indemnify and bear all expenses associated with a Third Party Claim but fails to diligently prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its obligation to indemnify and bear all expenses associated with a Third Party Claim and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof.  If the Indemnifying Party has not yet admitted its obligation to indemnify and bear all expenses associated with a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) Business Days following receipt of such notice to (i) admit in writing its obligation to indemnify and bear all expenses associated with a Third Party Claim and (ii) if such obligation is so admitted, reject, in its reasonable judgment, the proposed settlement.

(f)                                    In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its obligation to indemnify for and bear all expenses associated with such Liability or (iii) dispute the claim for such Liabilities.  If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

13.8                        Survival.  The representations and warranties of the Parties contained in Sections 3.1, 3.2, 3.3(a), 3.5, 3.15, 4.1, 4.2, 4.3(a), 4.5, 4.9 and 4.10 (collectively, the “Fundamental Representations”) shall, in each case, survive the Closing without time limit.  The representations and warranties of SM contained in Article III and of each of the Buyers in Article IV (in each case, other than the Fundamental Representations) shall, in each case, survive the Closing for a period of twelve (12) months.  The covenants and agreements of SM contained in Section 13.2(d) through Section 13.2(f) shall, in each case, survive the Closing for a period of twenty-four (24) months.  The other covenants and agreements of SM and Buyers contained in this Agreement shall survive the Closing without time limit.  Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

13.9                        Non-Compensatory Damages.  None of the Buyer Indemnified Parties or SM Indemnified Parties shall be entitled to recover from SM or Buyers, as applicable, or their respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated by this Agreement, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.  Subject to the preceding sentence, each Buyer, on behalf of each of its Buyer Indemnified Parties, and SM, on behalf of each of the SM Indemnified Parties, each waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits of any kind, arising in connection with this Agreement or the transactions contemplated by this Agreement.  This Section shall not restrict any Party’s right to obtain specific performance or other equitable remedies (other than rescission) pursuant to Section 12.2.

13.10                 Cooperation by Buyers Concerning Retained Litigation.  Buyers agree to use reasonable efforts to cooperate with SM in connection with SM’s defense and other actions relating to or arising out of the litigation and claims set forth on Schedule 13.1.

ARTICLE XIV

MISCELLANEOUS

14.1                        Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement.  Any signature hereto delivered by a Party by facsimile transmission shall be deemed an original signature hereto.

14.2                        Notices.  All notices and communications required or permitted to be given hereunder shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by telex or facsimile transmission (provided any such telex or facsimile transmission is confirmed either orally or by written confirmation), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to SM:

SM Energy Company
1775 Sherman Street, Suite 1200
Denver, CO 80203
Attention:	David W. Copeland — Senior Vice President, General Counsel and Corporate Secretary
Fax:	303.864.2598

SM Energy Company
777 North Eldridge Parkway, Suite 1000
Houston, TX 77079
Attention:	Kenneth J. Knott — Vice President, Business Development & Land
Fax:	281.677.2810

If to Statoil:

Statoil Texas Onshore Properties LLC

2103 City West Blvd., Suite 800

Houston, Texas 77042

Attn: Head of US Onshore

Facsimile: (713) 918-8290

With a copy to:

Morgan, Lewis & Bockius LLP

1000 Louisiana, Suite 4000

Houston, Texas 77002

Attention:  Michael R. King

Fax:  713.890.5001

If to Talisman:

Talisman Energy USA Inc.

50 Pennwood Place

Warrendale, Pennsylvania 15086

Attn:  Associate General Counsel

Fax:  (724) 814-5301

With a copy to:

Morgan, Lewis & Bockius LLP

1000 Louisiana, Suite 4000

Houston, Texas 77002

Attention:  Michael R. King

Fax:  713.890.5001

Any notice given in accordance herewith shall be deemed to have been given when (a) delivered to the addressee in person or by courier, (b) transmitted by facsimile transmission during normal business hours, or (c) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be.  The Parties may change the address and facsimile numbers to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 14.2.

14.3                        Expenses.  Except as otherwise specifically provided, all fees, costs and expenses incurred by the Parties in negotiating this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

14.4                        Waivers; Rights Cumulative.  Any of the terms, covenants or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance.  No course of dealing on the part of any Party or its respective officers, employees, agents or representatives, and no failure by a Party to exercise any of its rights under this Agreement shall, in either case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision.  No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant.  The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

14.5                        Relationship of the Parties.  The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective.  It is not the intention of the Parties to create, and this Agreement shall not be deemed or construed to create, a mining or other partnership, joint venture or association or a trust.  This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement.  In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

14.6                        Entire Agreement; Conflicts.  THIS AGREEMENT, THE EXHIBITS, SCHEDULES AND APPENDICES HERETO AND THE AGREEMENTS TO BE EXECUTED PURSUANT TO THIS AGREEMENT (INCLUDING THE ASSIGNMENT) AS OF THE CLOSING DATE COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT.  THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT AND THE AGREEMENTS TO BE EXECUTED PURSUANT TO THIS AGREEMENT (INCLUDING THE ASSIGNMENT) AS OF THE CLOSING DATE, AND NO PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH.  IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO; THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT.

14.7                        Governing Law.  THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.  SUBJECT TO SECTION 2.5(c), SECTION 6.2(i), SECTION 7.1(e) AND SECTION 14.8, THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE UNITED STATES DISTRICT COURT AND THE COURTS OF THE STATE OF TEXAS LOCATED IN HARRIS COUNTY IN THE STATE OF TEXAS FOR ANY DISPUTE AND/OR THE ENFORCEMENT OF ANY ARBITRATION OR EXPERT AWARD.

14.8                        Dispute Resolution.  Except for (1) determinations by the Accounting Arbitrator pursuant to Section 2.5(c), (2) determinations of Title Disputes pursuant to Section 6.2(i), or (3) determinations of Environmental Disputes pursuant to Section 7.1(e), any Dispute shall be settled by arbitration administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules (the “AAA Rules”), as modified below:

(a)                                  The arbitration shall be conducted by three arbitrators.  The place of arbitration shall be Houston, Texas.  Within thirty (30) days of any Party providing notice to the other Party of a Dispute, each Party to such Dispute shall appoint one arbitrator (provided that if both Buyers are party to a dispute with SM, the Buyers shall collectively appoint one (1) arbitrator and SM shall appoint one (1) arbitrator), and the two arbitrators so appointed shall select the third and presiding arbitrator within thirty (30) days following appointment of the second Party-appointed arbitrator.  If either Party or group of Parties fails to appoint an arbitrator within the permitted time period, then the missing arbitrator(s) shall be selected by the AAA as appointing authority in accordance with the AAA Rules.  Any arbitrator nominated or appointed by the AAA shall be a member of the Large, Complex Commercial Case Panel of the AAA.  In addition to the rules of the AAA and applicable Law on arbitrator neutrality, no arbitrator shall have been an employee or consultant to any Party or any of its Affiliates within the five year period preceding the arbitration, or have any financial interest in the Dispute.

(b)                                 All decisions of the arbitral tribunal shall be made by majority vote.  All awards of the arbitral tribunal shall be final and binding, subject only to grounds and procedures for vacating, modifying or correcting such under the Federal Arbitration Act (9 U.S.C. § 1 et seq.).  Judgment on the award may be entered and enforced by any court of competent jurisdiction.

(c)                                  Notwithstanding the agreement to arbitrate Disputes in this Section 14.8, any Party may apply to a court for interim measures pending appointment of the arbitration tribunal, including injunction, attachment and conservation orders.  The Parties agree that seeking and obtaining such court-ordered interim measures shall not waive any Party’s right to arbitration.  Additionally, the arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order.  Hearings on requests for interim measures may be held in person, by telephone or video conference or by other means that permit the Parties to present evidence and arguments.  The arbitrators (or chairperson, as the case may be) may require any Party to provide appropriate security in connection with such measures.

(d)                                 The arbitral tribunal is authorized to award costs, attorneys’ fees and expert witness fees and to allocate such costs and fees among the Parties.  The award may include interest, at the Agreed Interest Rate, from the date of any default, breach or other accrual of a claim until the arbitral award is paid in full.  The arbitrators may not award indirect, consequential, special or punitive damages except to the extent such damages are expressly allowed under the terms of this Agreement.  Unless otherwise directed by the arbitral tribunal, each Party shall pay its own expenses in connection with the arbitration.  The cost of the arbitrators shall be split evenly between the Parties.

(e)                                  All negotiations, mediation, arbitration and expert determinations relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their respective Affiliates or any of their respective employees, officers, directors, counsel, consultants and expert witnesses, except to the extent necessary to enforce any settlement agreement, arbitration award or expert determination, to enforce other rights of a Party, as required by Law or for a bona fide business purpose, such as disclosure to accountants, shareholders or third-party purchasers; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination or award.

(f)                                    Any papers, notices or process necessary or proper for an arbitration hereunder, or any court action in connection with an arbitration or an award, may be served on a Party in the manner set forth in Section 14.2.

14.9                        Filings, Notices and Certain Governmental Approvals; Use of Name.

(a)                                  Promptly after Closing, Buyers shall (a) record the Assignments and all state/federal assignments executed at Closing in all applicable real property records and/or, if applicable, all state or federal agencies, (b) actively pursue all Customary Post-Closing Consents that may be required in connection with the assignment of the Assets to Buyers, and (c) continue to use reasonable efforts to pursue all other consents and approvals that may be required in connection with the (i) assignment of the Assets to Buyers and (ii) assumption of the Assumed Liabilities by Buyers hereunder, in each case, that shall not have been obtained prior to Closing.

(b)                                 As promptly as practicable after the Closing Date but in any event within sixty (60) days of the Closing Date, Buyers shall eliminate the names “SM Energy Company”, “SM Energy”, “Saint Mary”, “SM” and any variants thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to SM or any of its Affiliates.

14.10                 Amendment.  This Agreement may be amended only by an instrument in writing executed by all of the Parties and expressly identified as an amendment or modification hereof.

14.11                 Parties in Interest.  Nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind.

14.12                 Successors and Permitted Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

14.13                 Publicity.  Prior to making any public announcement or statement in connection with the entry into or consummation of this Agreement or, prior to making any other public announcement or statement regarding this Agreement (including any term or condition hereof) on or before the Closing Date (a “Closing Announcement”), each Party shall provide the other Parties a draft of such announcement or statement prior to making such announcement or statement and advise the other Parties of any material revisions to such draft prior to making such announcement or statement.  In addition, prior to making any such announcement or statement, the Party making such statement or announcement shall consider in good faith any revisions or comments that any other Party propose to such announcement or statement.  After Closing, the Parties will not make any public announcement or statement that is materially inconsistent with such Party’s Closing Announcement.  Notwithstanding the foregoing, any Party may always make any disclosures required by applicable Law or the applicable rules or regulations of any Governmental Authority or stock exchange.

14.14                 SM Confidentiality.  If Closing should occur, then all data with respect to the Wells and information regarding the terms and provisions of the Leases (collectively, “Confidential Information”) shall become confidential information with respect to SM, the disclosure of which by SM would cause irreparable harm to the Buyers.  Accordingly, should Closing occur, then, during the twelve (12) month period following the Closing Date, SM will not, and will direct its Affiliates and its and their officers and employees not to, disclose to any Person any Confidential Information unless Buyers have provided prior written consent to such disclosure.  Notwithstanding anything to the contrary herein, Confidential Information shall not include information that: (i) is in the public domain; or (ii) is acquired by SM from any Third Party if such Third Party is not known by SM, after reasonable inquiry, to be bound by a contractual, legal or fiduciary obligation of confidentiality or secrecy to a Buyer or any other Third Party with respect to such information.  Notwithstanding anything to the contrary herein, SM may disclose Confidential Information to the extent such disclosure is required by Law, a Governmental Authority or any stock exchange rules, provided that SM shall, to the extent legally permissible and practicable, provide written advance notice of such disclosure to the Buyers or, with respect to data regarding the Wells, such information is included as part of aggregate data with respect to other wells or assets of SM or its Affiliates.

14.15                 Post-Closing Limitations.  If Closing should occur, SM and its Affiliates shall not directly or indirectly top lease any of the Leases during the primary term of each such Lease without the prior written consent of Buyers.

14.16                 Preparation of Agreement.  Both SM and Buyers and their respective counsel participated in the preparation of this Agreement.  In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

14.17                 Conduct of the Parties.  Each Party warrants that it and its Affiliates have not made, offered or authorized and agrees that it will not make, offer or authorize with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other Person, to or for the use or benefit of any public official (being any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate any applicable Law.

14.18                 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives on and as of the Execution Date.

SM ENERGY COMPANY

By:	/s/ KENNETH J. KNOTT
Name:	Kenneth J. Knott
Title:	Vice President, Business Development
& Land

TALISMAN ENERGY USA INC.

By:	/s/ ROBERT BROEN
Name:	Robert Broen
Title:	President

STATOIL TEXAS ONSHORE PROPERTIES LLC

By:	/s/ IRENE RUMMELHOFF
Name:	Irene Rummelhoff
Title:	Vice President Business Development

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

APPENDIX I
DEFINITIONS

“AAA” means the American Arbitration Association.

“AAA Rules” means the Commercial Arbitration Rules of the AAA in effect as of the date of this Agreement.

“Accounting Arbitrator” has the meaning set forth in Section 2.5(c).

“AFE” has the meaning set forth in Section 3.12.

“Affiliate” means, with respect to any Party, a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Party.

“Agreed Interest Rate” means the three-month London Interbank Offered Rate for the U.S. dollar, plus one percent (1%).

“Aggregate Deductible” has the meaning set forth in Section 6.2(h).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocated Value” has the meaning set forth in Section 2.4.

“Applicable Contracts” means all contracts to which SM is a party that (a) primarily relate to the Assets and (b) that will be binding on the Assets or Buyers after Closing, in each case to the extent and only to the extent applicable to the Assets, including, without limitation; farmin and farmout agreements; bottomhole agreements; crude oil, condensate and natural gas purchase and sale agreements; gathering, transportation, exchange and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements (including, for the avoidance of doubt, Applicable Operating Agreements); balancing agreements; pooling declarations or agreements; equipment leases, unitization agreements; processing agreements; balancing agreements, road use agreements, service agreements, crossing agreements and other similar contracts and agreements, but excluding the Leases and any contracts included in the Excluded Assets.  Notwithstanding anything to the contrary in the preceding sentence, the Applicable Contracts shall include:  (a) only an undivided 11.43% of the rights and obligations of SM under the agreement between SM and Eagleford Gathering LLC identified on Schedule 3.8(a), (b) only an undivided 11.43% of the throughput rights and obligations of SM under the agreements between SM and Regency Field Services and Regency Texas Pipeline LLC identified on Schedule 3.8(a) (the “Regency Contracts”) (but, for clarity, the Applicable Contracts shall include all other rights and obligations of SM under the Regency Contracts that primarily relate to the Assets and that will be binding on the Assets or Buyers after Closing), and (c) the Data Agreement.

“Applicable Operating Agreements” means, collectively, the joint operating agreements applicable to the Assets, and “Applicable Operating Agreement” means any of them.

APPENDIX I

1

“Asset Taxes” means ad valorem, property, excise, severance, production or similar taxes (including any interest, fine, penalty or additions to tax imposed by Governmental Authorities in connection with such taxes) based upon operation or ownership of the Assets or the production of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, income, capital gains and franchise taxes.

“Assets” means SM’s right, title and interest in and to the following:

(a)                                  all oil, gas and/or other Hydrocarbon leases, subleases, fee interests, reversionary leases, carried interests and other mineral interests within the area described on Exhibit A-1, including all such leases and interests described on Exhibit A, and any leasehold estates, royalty interests, overriding royalty interests, production payments, net profits interests, and other rights and interests to the oil and gas in place covered by such leases and interests (the “Leases”), the lands covered by the Leases (the “Lands”), and any pooled acreage, communitized acreage or units arising on account of Leases or Lands being pooled, communitized or unitized into such units (“Units”);

(b)                                 the oil, gas, casinghead gas, coal bed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof, sulphur extracted from hydrocarbons and all other minerals and substances covered by the Leases (“Hydrocarbons”) under the Leases and that may be produced and saved under or otherwise be allocated or attributed to the Leases, including all Imbalance positions;

(c)                                  the oil, gas, water or injection wells located on Leases. Lands or Units, including those described on Exhibit B (the “Wells”) and including all of the personal property, equipment, fixtures and improvements used in connection therewith;

(d)                                 the unitization, pooling and communitization agreements, declarations, orders and the units created thereby relating to the properties and interests described in clauses (a) through (c) or to the production, gathering, treatment, processing, storage, sale, disposal and other handling of Hydrocarbons, if any, attributable to said properties and interests;

(e)                                  all equipment, machinery, fixtures and other tangible personal property and improvements located on or used or held for use in connection with the operation of the interests described in clauses (a) through (d) or the production, gathering, treatment, processing, storage, sale, disposal, and other handling of Hydrocarbons attributable thereto, including any wells, well equipment, tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities and equipment, pumping units and engines, platforms, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone and telegraph lines, affixed communication equipment, roads, and other appurtenances, improvements and facilities (all of the foregoing, collectively, the “Equipment”);

(f)                                    all surface leases, surface use agreements, permits, rights-of-way, licenses, easements and other surface rights agreements used in connection with the production, gathering, treatment, processing, storage, sale, disposal and other handling of

APPENDIX I

2

Hydrocarbons or produced water from the interests described in clauses (a) through (e) (collectively, the “Surface Contracts”);

(g)                                 all Applicable Contracts;

(h)                                 to the extent assignable and to the extent relating to Liabilities for which SM is not responsible under this Agreement, all of SM’s right, title and interest in and to all rights, claims and causes of action to the extent, and only to the extent, that such rights, claims or causes of action are associated with the Assets described in (a) through (g) above as of the Closing Date and (i) relate to the period from and after the Effective Time, and in any case excluding tax claims and loss carry forwards, provided that, at a Buyer’s request, SM shall use its commercially reasonable efforts to enforce, for the benefit of such Buyer, at such Buyer’s sole cost and expense, any right, claim or cause of action that would otherwise be transferred hereunder but is not assignable; and

(i)                                     to the extent transferable without payment of additional consideration, originals, to the extent available, or copies of all the files, records and data relating to the items described in clauses (a) through (g) above, which records shall include, without limitation: lease records, well records, division order records, well files, title records (including abstracts of title, title opinions and memoranda, and title curative documents), engineering and maintenance records, geological and geophysical data (including seismic data) and all technical evaluations, interpretative data and technical data and information relating to the Assets, correspondence, electronic data files (if any), maps, well plans, drilling programs, permit files, production records, electric logs, core data, pressure data, decline curves and graphical production curves, reserve reports, appraisals and accounting and Asset Tax records and safety records (collectively, the “Records”).

“Assignment” means the Assignment and Bill of Sale from SM to Buyers, pertaining to the Assets, substantially in the form attached hereto as Exhibit C.  Prior to Closing, for purposes of the Assignment, the Parties shall develop descriptions on a survey basis of those portions of Lease numbers 496810A, 496810B, 496810C, 496810D, 496812A, 496812B, 496812C and 496812D (as identified on Exhibit A) that are to be included in the Assets (those portions of such Leases not conveyed to Anadarko in:  (a) the assignment recorded in the records of the county clerk of Dimmit County, Texas at book 404 page 570; and (b) the identical assignment that was recorded in the records of the county clerk of La Salle County, Texas.

“Assumed Obligations” has the meaning set forth in Section 13.1.

“Burdens” means, with respect to any Asset, all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of, production therefrom.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business.

“Buyer” and “Buyers” have the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 13.2.

APPENDIX I

3

“Buyers’ Representatives” has the meaning set forth in Section 5.1(a).

“Casualty Loss” has the meaning set forth in Section 6.3(b).

“Claim Notice” has the meaning set forth in Section 13.7(b).

“Closing” has the meaning set forth in Section 11.1.

“Closing Amount” means the Preliminary Purchase Price less the Deposit.

“Closing Announcement” has the meaning set forth in Section 14.13.

“Closing Date” has the meaning set forth in Section 11.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 14.14.

“Confidentiality Agreement” means, as applicable, either (a) that certain Confidentiality Agreement between SM and Talisman, dated as of March 31, 2011, or (b) that certain Confidentiality Agreement between SM and Statoil, dated as of March 31, 2011, and collectively, the “Confidentiality Agreements”.

“Consent” means a consent to assign or other similar approval right or restriction on assignment that is applicable to the transfer of the Assets in connection with the transactions contemplated by this Agreement.

“Contract Split” has the meaning set forth in Section 8.5.

“Control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of the power to exercise or determine the voting of more than 50% of the voting rights in a corporation, and, in the case of any other type of entity, the right to exercise or determine the voting of more than 50% of the equity interests having voting rights, or otherwise to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Cure Period” has the meaning set forth in Section 6.2(c)(ii).

“Customary Post-Closing Consents” means those consents and approvals from Governmental Authorities for the assignment of the Assets to Buyers that are customarily obtained after the assignment of properties similar to the Assets.

“Data Agreement” means Seismic Data Acquisition and License Agreement dated January 27, 2011, by and between SM and Global Geophysical Services, Inc.

“Defect Claim Date” has the meaning set forth in Section 6.2(a).

“Defensible Title” means such title of SM with respect to the Assets that, subject to the Permitted Encumbrances:

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(a)                                  with respect to each Well shown in Exhibit B (but limited to any currently producing intervals), entitles SM to receive not less than the Net Revenue Interest shown in Exhibit B, for such Well throughout the duration of the productive life of such Well, except for (i) decreases in connection with those operations in which SM may, from and after the Execution Date, be a non-consenting co-owner (to the extent permitted pursuant to Section 8.1), (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise stated in Exhibit B;

(b)                                 with respect to each Well shown in Exhibit B (but limited to any currently producing intervals), obligates SM to bear the Working Interest for such Well not greater than the Working Interest shown in Exhibit B, for such Well without increase throughout the productive life of such Well, except (i) increases resulting from contribution requirements with respect to defaults by co-owners from and after the Execution Date under Applicable Operating Agreements, (ii) increases to the extent that they are accompanied by a proportionate increase in the Net Revenue Interest in the Assets, and (iii) as otherwise stated in Exhibit B;

(c)                                  with respect to each Lease shown in Exhibit A, entitles SM to the Net Acres set forth in Exhibit A, with respect to such Lease, with at least the Net Revenue Interest set forth for such Lease in Exhibit A; and

(d)                                 is free and clear of all Encumbrances.

“Deposit” has the meaning set forth in Section 2.2(a).

“Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) arising out of, relating to or connected with this Agreement or the transactions contemplated hereby, including but not limited to any dispute, controversy or claim concerning the existence, validity, interpretation, performance, breach or termination of this Agreement, the relationship of the Parties arising out of this Agreement or the transactions contemplated hereby.

“Dispute Notice” has the meaning set forth in Section 2.5(b).

“DOJ” means the Department of Justice.

“Effective Time” means 7:00 a.m. local time at the location of the Assets on May 1, 2011.

“Encumbrance” means a mortgage, lien, security interest, pledge, charge or other encumbrance, and “Encumber” and other similar derivatives shall be construed accordingly.

“Environmental Arbitrator” has the meaning set forth in Section 7.1(e).

“Environmental Condition” means (a) a condition existing on the Defect Claim Date with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes any Asset (or SM with respect to any Asset) not to be in compliance with any

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Environmental Law or (b) the existence as of the Execution Date of any environmental pollution, contamination, degradation, damage or injury caused by or related to the ownership, use or operation of any Asset for which monitoring, investigation or remedial or corrective action is presently required (or, if known to the applicable Governmental Authorities, would be presently required) under Environmental Laws.

“Environmental Defect” means an Environmental Condition with respect to an Asset that is not set forth in Schedule 3.13.

“Environmental Defect Notice” has the meaning set forth in Section 7.1(a).

“Environmental Defect Property” has the meaning set forth in Section 7.1(a).

“Environmental Laws” means all applicable federal, state and local Laws in effect as of the Execution Date, including common Law, relating to the protection of the public health, welfare and the environment, including, without limitation, those Laws relating to the generation, storage, handling, use, processing, treatment, transportation, disposal or other management of chemicals and other Hazardous Substances.  The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by any Governmental Authority.

“Equipment” has the meaning set forth in the definition of “Assets” above.

“Escrow Agent” means JPMorgan Chase Bank N.A. or another Escrow Agent mutually acceptable to the Parties.

“Escrow Agreement” means an escrow agreement for the Deposit entered into by the Parties and Escrow Agent as of the date hereof.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Execution Date CD” means that CD delivered by SM to the Buyers simultaneous with the execution of this Agreement.

“Excluded Assets” means:

(a)                                  all of SM’s corporate minute books, financial records and other business records that relate to SM’s business generally (including the ownership and operation of the Assets);

(b)                                 all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time;

(c)                                  subject to Section 6.3, all rights and interests relating to the Assets (i) under any existing policy or agreement of insurance, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property;

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(d)                                 all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time;

(e)                                  all claims of SM or its Affiliates for refunds, credits, or loss carry forwards attributable to (i) Asset Taxes paid by SM or its Affiliates attributable to any period (or portion thereof) ending prior to the Effective Time, (ii) income, capital gains and franchise Taxes paid by SM or its Affiliates or (iii) any Taxes attributable to the other Excluded Assets;

(f)                                    all personal computers and associated peripherals and all radio and telephone equipment;

(g)                                 except for the Data Agreement, all geophysical and other seismic and related technical data and information relating to the Assets to the extent that such geophysical and other seismic and related technical data and information is not transferable without payment of a fee or other penalty to any Third Party under any Applicable Contract and which Buyers have not separately agreed in writing to pay;

(h)                                 other than geophysical data and other data related to the Assets except as provided above in clause (g), all of SM’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(i)                                     all documents and instruments of SM that are protected by an attorney-client privilege, except for title opinions;

(j)                                     all data that cannot be disclosed to Buyers as a result of confidentiality arrangements under agreements with Third Parties (provided that SM uses its commercially reasonable efforts to obtain a waiver of any such confidentiality agreement);

(k)                                  all audit rights arising under any of the (i) Applicable Contracts or otherwise with respect to any period prior to the Effective Time or (ii) other Excluded Assets, except for any Imbalances;

(l)                                     documents prepared or received by SM or its Affiliates with respect to (i) lists of prospective purchasers for the Assets, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by SM or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among SM, its representatives and any prospective purchaser other than Buyers, and (v) correspondence between SM or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement;

(m)                               any offices, office leases and any office furniture or office supplies located in or on such offices or office leases;

(n)                                 any Applicable Contracts and Records that are related to Assets that are excluded pursuant to the provisions of Section 6.4(a)(iii), Section 6.4(b)(i) or Section 7.1(b)(iii), or any portions of those contracts not specifically included in the definition of Applicable Contracts in item (a) or (b) of the second sentence of such definition;

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(o)                                 any Applicable Contracts that may constitute (i) master services agreements or similar contracts, in each case with vendors used by SM for other operations in Texas, (ii) drilling contracts and contracts to provide frac or perforating services; and

(p)                                 the assets and properties listed on Exhibit E.

“Final Purchase Price” has the meaning set forth in Section 2.5(b).

“Final Settlement Statement” has the meaning set forth in Section 2.5(b).

“Franchise Tax Liability” means any Tax imposed on SM’s or any of its Affiliates’ gross or net income, gross margin and/or capital for the privilege of engaging in business that was or is attributable to SM’s or any of its Affiliates’ ownership of an interest in the Assets.

“FTC” means the Federal Trade Commission.

“Fundamental Representation” has the meaning set forth in Section 13.8.

“GAAP” means the generally accepted accounting principles in the United States of America.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitle to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hazardous Substances” means any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of any liability under, any Environmental Laws, including NORM and other substances referenced in Section 7.2.

“Hydrocarbons” has the meaning set forth in the definition of “Assets” above.

“Imbalance” means any imbalance at the (a) wellhead between the amount of Hydrocarbons produced from a Well and allocated to the interests of or lifted by SM and the shares of production from the relevant Well to which SM is entitled over the same period or (b) pipeline or plant flange between the amount of Hydrocarbons nominated by or allocated to SM and the Hydrocarbons actually delivered on behalf of SM at that point over the same period.

“Income Tax Liability” means any Liability of SM or any of its Affiliates attributable to any Tax measured by or imposed on (in whole or in part) the net income of SM or any of its Affiliates that was or is attributable to SM’s or any of its Affiliates’ ownership of an interest in or the operation of the Assets.

“Indemnified Party” has the meaning set forth in Section 13.7(a).

“Indemnifying Party” has the meaning set forth in Section 13.7(a).

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“Individual Environmental Threshold” has the meaning set forth in Section 7.1(d).

“Individual Title Defect Threshold” means $50,000.

“Interim Period” means that period of time from and after the Effective Time up to Closing.

“Invasive Activities” has the meaning set forth in Section 5.1(b).

“Knowledge” means with respect to SM, the actual knowledge of the following Persons: Javan Ottoson; Kenneth Knott; Greg Leyendecker; Don Riggs; Mike Roach; Kevin Kindrick; and David Whitcomb.

“Laws” means any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Leases” has the meaning set forth in the definition of “Assets” above.

“Liabilities” means any and all claims (whether in the nature of contract, claims, torts or otherwise), causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines, costs and expenses, including any reasonable fees of attorneys and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death or property damage.

“Light Well” means the Light Ranch 346 H Well located in LaSalle County, Texas.

“Material Adverse Effect” means any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect on the ownership, operation or financial condition of the Assets, taken as a whole; provided, however, that “Material Adverse Effect” shall not include such material adverse effects resulting from (a) general changes in oil and gas prices; (b) general changes in industry, economic or political conditions or markets; (c) changes in conditions or developments generally applicable to the oil and gas industry; (d) acts of God, including hurricanes and storms; (e) acts or failures to act of Governmental Authorities, including changes in Law; (f) civil unrest or similar disorder or terrorist acts; (g) effects or changes that are cured or no longer exist by the earlier of Closing and the termination of this Agreement pursuant to Section 12.1, without cost to Buyers; and (h) changes resulting from the announcement of the transactions contemplated hereby or the performance of the covenants set forth in Article VIII; provided that, in each case, the changes and effects described in clauses (a), (b), (c) and (e) of this definition do not disproportionately affect the Assets, taken as a whole.

“Material Contracts” has the meaning set forth in Section 3.8(a).

“Month” means any of the months of the Gregorian calendar.

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“Net Acre” means, as computed separately with respect to each Lease, (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the interest in oil, gas and other minerals covered by such Lease in such lands, multiplied by (c) the Working Interest to be transferred by SM to Buyers as part of the Assets; provided that if items (b) and/or (c) vary as to different areas of such lands (including depths) covered by such Lease, a separate calculation shall be done for each such area.

“Net Revenue Interest” means, with respect to any Well or Lease, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Lease, after giving effect to all Burdens thereon.

“NORM” means naturally occurring radioactive material.

“Operating Expenses” means all operating expenses (including Asset Taxes) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the Applicable Operating Agreement, and overhead costs charged to the Assets under the Applicable Operating Agreement, but excluding Liabilities attributable to (a) personal injury, illness or death, property damage, other torts, breach of contract (other than failure to make payments under the terms of a contract) or violation of any Law (or private rights of action under any Law), (b) obligations to plug wells and dismantle or decommission facilities, close pits and restore the surface around such wells, facilities and pits, (c) environmental Liabilities, including obligations to Remediate any contamination of groundwater, surface water, soil, sediments or Personal Property, or the Remediation of any Environmental Condition under applicable Environmental Laws, (d) obligations with respect to Imbalances, (e) obligations to pay Working Interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense, (f) obligations with respect to contracts which provide for an interest rate or commodity swap, cap, floor, collar, or any combination thereof, or option with respect to these or similar transactions, or otherwise constitute a futures or derivative transaction, (g) costs of restoring any Casualty Loss, and (h) claims for indemnification or reimbursement from any Third Party with respect to costs of the type described in preceding clauses (a) through (g), whether such claims are made pursuant to contract or otherwise.

“Operator” means the Person serving as operator under any Applicable Operating Agreement.

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

“Permitted Encumbrances” means:

(a)                                  lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests and similar burdens upon, measured by or payable out of production if the net cumulative effect of such burdens does not (i) operate to reduce the Net Revenue Interest of SM in any Well to an amount less than the Net Revenue Interest set forth on Exhibit B for such Well, (ii) obligate SM to bear a Working Interest for such Well in any amount greater than the Working Interest set forth on Exhibit B for such Well (unless the Net Revenue Interest for such

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Asset is greater than the Net Revenue Interest set forth on Exhibit B, in the same proportion as any increase in such Working Interest), (iii) increase the royalty and overriding royalty burdens for any Lease to an amount greater than that set forth in Exhibit A or (iv) reduce the Net Acres for any Lease to an amount less than the Net Acres set forth in Exhibit A for such Lease;

(b)                                 Preferential Rights or similar agreements;

(c)                                  required Third Party consents to assignments or similar agreements;

(d)                                 liens for Taxes or assessments not yet due or delinquent;

(e)                                  Customary Post-Closing Consents;

(f)                                    other than such rights that have already been triggered, conventional rights of reassignment upon final intention to abandon or release the Assets, or any of them;

(g)                                 such Title Defects as Buyers have waived in writing pursuant to the terms of this Agreement or Title Defects that were not properly asserted by Buyers prior to the Defect Claim Date (other than claims which may be made pursuant to the special warranty of title set forth in the Assignment);

(h)                                 all applicable Laws, and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture, which rights have not been exercised; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; and (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license or permit;

(i)                                     rights of a common owner of any interest in rights-of-way or easements currently held by SM and such common owner as tenants in common or through common ownership to the extent that the same does not materially impair the use or operation of the Assets as currently used and operated;

(j)                                     easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines and removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, (in each case) that do not (i) materially impair the use, ownership or operation of the Assets (as currently owned and operated), (ii) reduce the Net Revenue Interest of SM in any Well to an amount less than the Net Revenue Interest set forth on Exhibit B, for such Well, (iii) obligate SM to bear a Working Interest for such Well in any amount greater than the Working Interest set forth on Exhibit B, as applicable, for such Well (unless the Net Revenue Interest for such Asset is greater than the Net Revenue Interest set forth on Exhibit B, in the same proportion as any increase in such Working Interest), (iv) increase the royalty and overriding royalty burdens for any Lease to an amount greater than that set forth in Exhibit A or

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(v) reduce the Net Acres for any Lease to an amount less than the Net Acres set forth in Exhibit A for such Lease;

(k)                                  zoning and planning ordinances and municipal regulations;

(l)                                     vendors, carriers, warehousemen’s, repairmen’s, mechanics, workmen’s, materialmen’s, construction or other like Encumbrances arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations that are not yet due;

(m)                               Encumbrances created under Leases and/or Applicable Operating Agreements or by operation of Law in respect of obligations that are not yet due;

(n)                                 any Encumbrance affecting the Assets which is discharged by SM at or prior to Closing;

(o)                                 any Applicable Contracts, restrictions or exclusions set forth on Exhibit A or Exhibit B, as applicable, and all litigation referenced in Schedule 3.7; and

(p)                                 the Leases, Applicable Contracts, and all other immaterial Encumbrances that (in each case) do not (i) materially impair the use, ownership or operation of the Assets (as currently owned and operated), (ii) reduce the Net Revenue Interest of SM in any Well to an amount less than the Net Revenue Interest set forth on Exhibit B for such Well, (iii) obligate SM to bear a Working Interest for such Well in any amount greater than the Working Interest set forth on Exhibit B for such Well (unless the Net Revenue Interest for such Asset is greater than the Net Revenue Interest set forth on Exhibit B, in the same proportion as any increase in such Working Interest), (iv) increase the royalty and overriding royalty burdens for any Lease to an amount greater than that set forth in Exhibit A, or (iv) reduce the Net Acres for any Lease to an amount less than the Net Acres set forth in Exhibit A for such Lease.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” means equipment, machinery, fixtures, and other real, immovable, personal, movable and mixed property, including saltwater disposal wells, well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, and separation facilities, structures, materials, and other items used or held for use in the operation thereof and located upstream of the outlet flange of the relevant custody transfer meter (or, in the case of Hydrocarbon liquids not transported by pipeline, upstream of the outlet flange in the tanks).

“Preferential Right” means a preferential purchase right or similar right to purchase that is applicable to the transfer of the Assets in connection with the transactions contemplated by this Agreement.

“Preliminary Purchase Price” has the meaning set forth in Section 2.5(a).

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“Preliminary Settlement Statement” has the meaning set forth in Section 2.5(a).

“Proportionate Share” means, as to each Buyer, fifty percent (50%).

“Purchase Price” has the meaning set forth in Section 2.2, as such amount may be adjusted from time to time pursuant to Section 2.3 and Section 2.5.

“Records” has the meaning set forth in the definition of “Assets” above.

“Remediation” means, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct or remove such Environmental Condition.

“Remediation Amount” means, with respect to an Environmental Condition, the cost (net to the Asset) of (i) the most cost effective Remediation of such Environmental Condition that is reasonably available, considering the use of the applicable property, plus (ii) the reasonable amount of any investigations, monitoring or environmental studies which would be required to be conducted by or on behalf of Buyers related to such Remediation.

“Retained Obligations” has the meaning set forth in Section 13.1.

“Schedules” means the schedule delivered to Buyers prior to the execution of this Agreement setting forth specific exceptions to SM’s representations and warranties set forth in this Agreement.

“SM” has the meaning set forth in the preamble to this Agreement.

“SM Indemnified Parties” has the meaning set forth in Section 13.3.

“Subject Special Warranty Claims” means those claims made by Buyers under the special warranty of title in the Assignment relating to Title Defects that attached or were created with respect to the Assets prior to the Execution Date.

“Subject Transfer Taxes” has the meaning set forth in Section 10.2.

“Surface Contracts” has the meaning set forth in the definition of “Assets” above.

“Taxes” shall mean any and all federal, state, local, foreign and other taxes or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, production, stamp, occupation, premium, property, unclaimed property, windfall profit or other taxes of any kind whatsoever, together with any interests, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term “Tax” means any one of the foregoing Taxes as well as any liability for the payment of the foregoing obligations of another Person as a result of (a) being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group of corporations; (b) being or having been a party to any tax sharing agreement

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or any express or implied obligation to indemnify any Person; and (c) being or having been a transferee, successor, or otherwise assuming the obligations of another Person to pay the foregoing amounts.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Proceeding” has the meaning set forth in Section 10.4.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” has the meaning set forth in Section 13.7(b).

“Third Party Operator” has the meaning set forth in Section 5.1(a).

“Title Arbitrator” has the meaning set forth in Section 6.2(i).

“Title Benefit” means any right, circumstance or condition that operates to (a) increase the Net Revenue Interest being assigned to Buyers in any Well above that shown for such Well in Exhibit B, to the extent the same does not cause a greater than proportionate increase in the Working Interest being assigned to Buyers therein above that shown in Exhibit B, or (b) increase the Net Acres being assigned to the Buyers in any Lease to greater than that shown therefor in Exhibit A (but only to the extent the increase is not the result of an increase in the Working Interest in the Lease without at least a proportionate increase in the Net Revenue Interest).

“Title Benefit Amount” has the meaning set forth in Section 6.2(d).

“Title Benefit Notice” has the meaning set forth in Section 6.2(b).

“Title Benefit Property” has the meaning set forth in Section 6.2(b).

“Title Defect” means any Encumbrance, defect or other matter that causes SM not to have Defensible Title in and to any Asset; provided that the following shall not be considered Title Defects:

(a)           defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyers provide affirmative evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(b)           defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(c)           defects arising out of lack of corporate or other entity authorization unless Buyers provide affirmative evidence that causes Buyers to reasonably believe such corporate or

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other entity action may not have been authorized and could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(d)           defects based on a gap in SM’s chain of title in the state’s records as to state Leases, or in the county records as to other Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, which documents shall be included in a Title Defect Notice;

(e)           defects that have been cured by applicable Laws of limitations or prescription; and

(f)            any defects resulting from any act or omission of SM that Buyers agreed or consented to in writing, or, with respect to actions that SM is not permitted to take without Buyers’ consent pursuant to Section 8.1(b), that Buyers would not grant their consent to in writing.

“Title Defect Amount” has the meaning set forth in Section 6.2(f).

“Title Defect Notice” has the meaning set forth in Section 6.2(a).

“Title Defect Property” has the meaning set forth in Section 6.2(a).

“Transition Services Agreement” means the Transition Services Agreement to be entered into by the Parties at Closing, in the form attached hereto as Exhibit D.

“Transportation Contracts” has the meaning set forth in Section 8.5.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Unit” has the meaning set forth in the definition of “Assets” above.

“Well” has the meaning set forth in the definition of “Assets” above.

“Working Interest” means, with respect to any Unit, Well or Lease, the interest in and to such Unit, Well or Lease that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Unit, Well or Lease, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by, or payable out of production therefrom.

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